Exhibit 1.4
This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.
August 8, 2006
NOTICE OF VARIATION AND EXTENSION
by
CANADIAN SUPERIOR ENERGY ACQUISITIONS INC.,
a wholly-owned subsidiary of
CANADIAN SUPERIOR ENERGY INC.,
in respect of its
OFFER TO PURCHASE
all of the outstanding Common Shares of
CANADA SOUTHERN PETROLEUM LTD.
on the basis of either
Cdn. $2.50 cash, 2 common shares of
Canadian Superior Energy Inc. and
1 special exchangeable share of Canadian Superior Energy Inc. (the “Participating Consideration”)
or
Cdn. $2.50 cash and 2.75 common shares of
Canadian Superior Energy Inc. (the “Original Consideration”)
for each Common Share
This notice of variation and extension (this “Notice”) to the offer (the “Original Offer”) by Canadian Superior Energy Acquisitions Inc. (the “Offeror”), a wholly-owned subsidiary of Canadian Superior Energy Inc. (“Canadian Superior”), to purchase all of the issued and outstanding common shares of Canada Southern Petroleum Ltd. (“Canada Southern”), together with associated rights issued and outstanding under the shareholder rights plan of Canada Southern (together, the “Common Shares”), set forth in the Original Offer and Circular, dated June 16, 2006, amends, supplements and extends the Original Offer and Circular in the manner set forth in this Notice. The Original Offer, as amended by this Notice, is referred to as the “Offer”. Capitalized terms used but not defined in this Notice shall have the meanings set forth in the Original Offer and Circular.
The Offer, as varied by this Notice, has been extended and is now open for acceptance until 3:00 p.m. (Mountain Daylight Time) on September 7, 2006 (the “Expiry Time”), unless further extended or withdrawn.
Holders of Common Shares (“Shareholders”) who wish to accept the Offer must (i) properly complete and duly execute the accompanying Amended Letter of Transmittal and Election Form, including electing to receive either the Participating Consideration or the Original Consideration, and deposit it, together with certificates representing their Common Shares and all other documents required by the Amended Letter of Transmittal and Election Form, at the office of Valiant Trust Company or The Bank of New York at the addresses shown in the Amended Letter of Transmittal and Election Form and on the back page of this Notice, all in accordance with the transmittal instructions in the Amended Letter of Transmittal and Election Form, or (ii) in the United States, follow the procedures for book-entry tender of Common Shares set forth in Section 3 of the Original Offer, “Manner of Acceptance”, or (iii) request such Shareholder’s broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. See Section 3 of the Original Offer, “Manner of Acceptance”.
Shareholders who have already validly deposited and not withdrawn their Common Shares under the Original Offer and who wish to elect to receive the Participating Consideration instead of the Original Consideration need not withdraw their Common Shares, but should properly complete and duly execute the accompanying Amended Letter of Transmittal and Election Form and deposit it as set out in the previous paragraph (or deliver an Agent’s Message as described in Section 3 of the Original Offer, “Manner of Acceptance”). In the absence of so doing, such Shareholders will be deemed to have elected the Original Consideration.

Shareholders who have deposited and not withdrawn their Common Shares under the offer by a subsidiary of Canadian Oil Sands Trust and who wish to tender to the Offer should follow the procedures for withdrawal of their Common Shares set out in the offer documents of the subsidiary of Canadian Oil Sands Trust or contact any of the persons named on the back page of this Notice for assistance.
A Shareholder who wishes to deposit Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Original Offer, “Manner of Acceptance”, utilizing the accompanying Amended Notice of Guaranteed Delivery.
Shareholders who validly accept the Offer utilizing the original Letter of Transmittal or Notice of Guaranteed Delivery and do not thereafter submit an Amended Letter of Transmittal and Election Form or an Amended Notice of Guaranteed Delivery, as the case may be, will be deemed to have elected to receive the Original Consideration.
Questions and requests for assistance may be directed to the Depositary, the U.S. Forwarding Agent or the Information Agent and additional copies of this Notice, the Original Offer, the Circular, the Amended Letter of Transmittal and Election Form and the Amended Notice of Guaranteed Delivery may be obtained, without charge, on request from the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective telephone numbers and addresses shown in the Amended Letter of Transmittal and Election Form and on the back page of this Notice.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Common Shares in such jurisdiction.
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
     The Offer is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare each of this Notice and the Original Offer and Circular in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference in the Original Offer and Circular have been prepared in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.
     Shareholders in the United States should be aware that the disposition of Common Shares and the acquisition of Canadian Superior Shares and Special Exchangeable Shares, if any, by such Shareholders as described in this Notice and the Original Offer and Circular may have tax consequences both in the United States and in Canada. Such consequences may not be fully described in this Notice and the Original Offer and Circular and such Shareholders are encouraged to consult their tax advisors. See “Canadian Federal Income Tax Considerations” in Section 13 of the Circular, “Amendments to the Consideration Offered — Canadian Federal Income Tax Considerations” in Section 4.3 of this Notice, and “Amendments to the Consideration Offered — Material United States Federal Income Tax Consequences” in Section 4.4 of this Notice.
     The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror and Canadian Superior are each incorporated under the laws of the Province of Alberta, Canada, that some or all of their officers and directors may be residents of a foreign country, that some or all of the experts named herein and in the Original Offer and Circular may be residents of a foreign country and that all or a substantial portion of the assets of the Offeror and Canadian Superior and said persons may be located outside the United States.
     THE SECURITIES OFFERED PURSUANT TO THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY REGULATORY AUTHORITY NOR HAS ANY REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR OR THIS NOTICE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
CURRENCY AND EXCHANGE RATES
All references in this Notice to “dollars”, “Cdn. $” or “$” are to Canadian dollars, and references to “U.S. $” are to United States dollars, unless otherwise indicated.
The following table sets forth, for the periods indicated, certain information with respect to the rate of exchange for one U.S. dollar expressed in Canadian dollars:

	Seven Months Ended	Year Ended December 31,
	July 31, 2006	2005	2004	2003	2002	2001
Average rate for period(1)	1.1371	1.2116	1.3015	1.4015	1.5704	1.5484
Rate at end of period(2)	1.1309	1.1659	1.2036	1.2924	1.5796	1.5926

(1)	Represents the period average of the noon rates as reported by the Bank of Canada.

(2)	Represents the noon rates as reported by the Bank of Canada on the last trading day of the period.
On August 4, 2006, the noon rate of exchange as reported by the Bank of Canada for one U.S. dollar expressed in Canadian dollars was $1.1270.

i

FORWARD-LOOKING STATEMENTS
All statements in this Notice and in the Original Offer and Circular and the documents incorporated therein by reference, other than statements of historical fact, including statements regarding estimates of reserves, estimates of future production as well as other statements about anticipated future events or results are forward-looking statements. Forward-looking statements often, but not always, are identified by the use of words such as “seek”, “anticipate”, “believe”, “continue”, “plan”, “estimate”, “expect”, “target”, and “intend” and statements that an event or result “may”, “will”, “should”, “could” or “might” occur or be achieved and other similar expressions, or the negatives of such words or expressions. Forward-looking statements in this Notice and in the Original Offer and Circular and the documents incorporated therein by reference include, but are not limited to, statements about:
•	the future commercial success of Canadian Superior’s oil and natural gas exploration, development and production activities, including any exploration, development and production activities involving the Arctic Resource;

•	the stability of world-wide oil and natural gas prices;

•	Canadian Superior’s ability to make necessary capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future;

•	competition with and among other oil and gas companies for the acquisition, exploration, production and development of oil and natural gas properties;

•	Canadian Superior’s oil and natural gas reserves and the natural gas interests in the Arctic Resource;

•	Canadian Superior’s ability to obtain the required licenses and permits from governmental authorities for its exploration, development and production activities, including any such activities carried out involving the Arctic Resource; and

•	Canadian Superior’s ability to successfully defend against pending or future litigation.
In addition, the combination of the Offeror with Canada Southern is subject to certain risks, including those set out in Section 15 of the Circular, “Risk Factors”. These factors are not intended to represent a complete list of the factors that could affect the Offeror and the combination of the Offeror and Canada Southern. Canada Southern may be subject to risks that are not applicable or material to the Offeror or Canadian Superior at the present time, but that may apply to the combined company. Risk factors relating to Canada Southern can be found in Canada Southern’s annual information form, dated March 22, 2006, which was filed with applicable Canadian provincial securities regulatory authorities and the SEC. In addition, Shareholders considering making an election to receive the Participating Consideration should carefully consider the additional risks set out in Section 5 of this Notice, “Risk Factors”.
You are cautioned not to place undue reliance on the forward-looking information contained in this Notice or in the Original Offer and Circular or the documents incorporated therein by reference.

SUMMARY TERM SHEET
     The following are some of the questions that you, as a Shareholder of Canada Southern, may have relating to the Offer, and the answers to those questions. This summary term sheet is meant to supplement the summary term sheet contained in the Original Offer and Circular. This summary term sheet is not meant to be a substitute for the information contained in the Offer Documents and this Notice. We urge you to carefully read the Offer Documents and this Notice in their entirety prior to making any decision regarding whether or not to tender your Common Shares to the Offer. We have included cross-references in this summary term sheet to other sections of the Original Offer, the Circular and this Notice where you will find more complete descriptions of the topics mentioned in this summary term sheet. Unless otherwise defined in this summary term sheet, capitalized terms have the meanings assigned to them in the Glossary.
How has the Offer changed?
     Canadian Superior Energy Acquisitions Inc., a wholly-owned subsidiary of Canadian Superior Energy Inc., is now offering to purchase all of the outstanding common shares of Canada Southern, at a purchase price per share of, at the election of each shareholder of Canada Southern, (i) Cdn. $2.50 cash, 2 Canadian Superior Shares and 1 Special Exchangeable Share per Common Share (the “Participating Consideration”) or (ii) Cdn. $2.50 cash and 2.75 Canadian Superior Shares per Common Share (the “Original Consideration”). The cash payable under the Offer will be denominated in Canadian dollars; however, Shareholders can elect to receive their cash consideration in United States dollars. See Section 4.1 of this Notice, “Amendments to the Original Offer — Amendment to the Consideration Offered”, and Section 3 of the Original Offer, “Manner of Acceptance — Currency of Payment”.
What is the Participating Consideration?
     Shareholders electing to receive the Participating Consideration will receive, for each Common Share tendered to the Offer, Cdn. $2.50 cash, 2 Canadian Superior Shares and 1 Special Exchangeable Share. The Special Exchangeable Shares will be special purpose shares of Canadian Superior whose value will be tied to the existing Canadian Arctic assets of Canada Southern. Each Special Exchangeable Share will be exchangeable into a separately tradable Arctic Royalty Trust Unit (“ART”) on a one-for-one basis at any time after December 31, 2007. The ARTs will constitute trust units of a royalty trust to be established by us. We will create a net profit interest in favour of the holders of the ARTs equal to 25% (assuming all Common Shares are exchanged for Special Exchangeable Shares) of the net profits received from the production of natural gas from Canada Southern’s interest in the Canadian Arctic. Canada Southern has stated that its best estimate of the size of its discovered marketable natural gas resource in the Canadian Arctic is 927 bcfe, net to Canada Southern. See Section 4.1 of this Notice, “Amendments to the Original Offer — Amendment to the Consideration Offered”.
What are the advantages of electing to receive the Participating Consideration?
     The Participating Consideration provides Shareholders with the opportunity to realize upon their investment at a significant premium to market prices prior to the recent take-over bids for the Common Shares and, through ownership of Canadian Superior Shares and ARTs, to maintain an ongoing interest in the business of Canada Southern and to acquire an interest in our other operations. We estimate the value of each ART to be approximately Cdn. $10.00 per Common Share based on a value of approximately Cdn. $0.65 per MCF in place (this compares to sales of natural gas in the Western Canada sedimentary basin for over Cdn. $2.00 per MCF of natural gas in place) and the size of Canada Southern’s natural gas resource in the Canadian Arctic being 927 bcfe, net to Canada Southern, being the estimated amount of natural gas Canada Southern attributes to its interest in the Canadian Arctic. Based on recent trading prices of Canadian Superior Shares and the estimated value of each ART, we estimate the Participating Consideration to be worth approximately Cdn. $17.10 (U.S. $14.97) per Common Share.
How does the Offer compare to competing offers for my Common Shares?
     A subsidiary of Canadian Oil Sands Trust has offered to purchase all the outstanding Common Shares for U.S. $13.10 (Cdn. $14.81) cash. The offer by the subsidiary of COS is open for acceptance until midnight (Mountain Daylight Time) on August 18, 2006 unless extended or withdrawn. See Section 1 of this Notice, “Recent Developments”.
What if I have already deposited my Common Shares to the Oil Sands offer?

     If you have deposited and not withdrawn your Common Shares under the offer by a subsidiary of Canadian Oil Sands Trust and you wish to tender to the Offer, you should follow the procedures for withdrawal of your Common Shares set out in the offer documents of the subsidiary of Canadian Oil Sands Trust. You may also contact any of the persons named on the back page of this Notice for assistance.
How long do I have to decide whether to tender in the Offer?
     We have extended the Original Offer. You now have until 3:00 p.m. (Mountain Daylight Time) on September 7, 2006 to tender your Common Shares to the Offer, unless we further extend or withdraw the Offer. See “Extension of the Expiry Time” in Section 3 of this Notice.
How do I tender my Common Shares to the Offer?
     You can accept the Offer by delivering to the Depositary or the U.S. Forwarding Agent before the expiration of the Offer (1) the certificate(s) representing the Common Shares in respect of which the Offer is being accepted, (2) an Amended Letter of Transmittal and Election Form, in the form accompanying this Notice, properly completed and duly executed as required by the instructions set out in the Amended Letter of Transmittal and Election Form, and (3) all other documents required by the instructions set out in the Amended Letter of Transmittal and Election Form. If you cannot deliver all of the necessary documents to the Depositary or the U.S. Forwarding Agent in time, you may be able to complete and deliver to the Depositary the enclosed Amended Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. If you are a U.S. Shareholder, you may also accept the Offer pursuant to the procedures for book-entry delivery detailed in the Original Offer. See “Manner of Acceptance” in Section 3 of the Original Offer.
What if I have already tendered my Common Shares to the Original Offer?
     Shareholders who have already validly deposited and not withdrawn their Common Shares under the Original Offer and who wish to elect to receive the Participating Consideration instead of the Original Consideration need not withdraw their Common Shares, but should properly complete and duly execute the accompanying Amended Letter of Transmittal and Election Form or deliver an Agent’s Message as described in Section 3 of the Original Offer, “Manner of Acceptance”. In the absence of so doing, such Shareholders will be deemed to have elected the Original Consideration.
Have you added any additional conditions to the Offer?
     It is a condition to the payment of the Participating Consideration that at least two-thirds of the outstanding Common Shares, calculated on a fully-diluted basis, have been deposited to the Offer and not withdrawn at the time we first take up and pay for Common Shares deposited under the Offer. It is also a condition to the payment of the Participating Consideration that no other offeror takes up and pays for 50.1% or more of the Common Shares prior to the expiration of the Offer. A more detailed discussion of the conditions to the consummation of the Offer can be found in Section 4.2 of this Notice, “Amendments to the Original Offer — Conditions of the Offer”.
When and how will I be paid for my tendered Common Shares?
     If all the conditions referred to in Section 4.2 of this Notice, “Amendments to the Original Offer — Conditions of the Offer”, are satisfied or, where permitted, waived by us at the expiration of the Offer, we will become obligated to take up and pay for all Common Shares validly deposited under the Offer (and not properly withdrawn) as soon as practicable, but not later than ten days after the expiration of the Offer. We will pay for the Common Shares so taken up as soon as possible, but in any event no later than the earlier of (a) the third business day after the taking up of such Common Shares, and (b) the tenth day after the expiration of the Offer. To comply with applicable laws of Canada and the United States, in the event we elect to make available a subsequent offering period in the manner set forth in Section 5 of the Original Offer, “Variation or Extension of the Offer”, after the first date on which Common Shares have been taken up by us, the subsequent offering period will be for at least 10 calendar days, and we will immediately accept for payment all tenders of Common Shares made during the subsequent offering period. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by us will be taken up and paid for within 10 calendar days of such deposit. See Section 6 of the Original Offer, “Take Up and Payment for Deposited Common Shares”.

Will I be able to trade the Canadian Superior Shares, Special Exchangeable Shares and ARTs that I receive?
     You will be able to trade the Canadian Superior Shares and Special Exchangeable Shares that you receive under the Offer. Statutory exemptions allow such trading in Canada and upon our registration statement on Form F-10 becoming effective in the United States, non-affiliates of Canadian Superior will be able to trade their Canadian Superior Shares received under the Offer in the United States. Prior to the exchange of the Special Exchangeable Shares for ARTs, the distribution of the ARTs will be registered under the U.S. Securities Act and, in the absence of discretionary relief, cleared by a prospectus in Canada. We have made application to the TSX and the AMEX to list the Special Exchangeable Shares, and we will make application to list the ARTs on a recognized exchange in Canada and/or the United States.
What is the market value of my Common Shares as of a recent date?
     On August 4, 2006, the closing price of the Common Shares on the TSX was Cdn. $14.74 per share and on NASDAQ was U.S. $13.02 per share. We encourage you to obtain recent quotations for your Common Shares in deciding whether to tender your shares. See Section 6 of this Notice, “Recent Price Ranges and Trading Volumes of the Common Shares”.
What are the Canadian federal income tax consequences of tendering Common Shares?
     Shareholders who are residents of Canada will generally realize a capital gain (or capital loss) to the extent that the aggregate of the cash, the fair market value of the Canadian Superior Shares and the fair market value of the Special Exchangeable Shares received exceeds (or is less than) the total of the adjusted cost base of their Common Shares and their reasonable disposition expenses. A Subsequent Acquisition Transaction may give rise to either a taxable event or tax deferred exchange of Common Shares depending upon the form of the transaction and the consideration received. Non-residents of Canada will generally not be subject to tax in Canada in respect of the sale of their Common Shares, where the Common Shares do not constitute “taxable Canadian property” to such non-resident Shareholders. See Section 13 of the Circular and Section 4.3 of this Notice, “Amendments to the Original Offer — Canadian Federal Income Tax Considerations”.
What are the material United States federal income tax consequences of tendering Common Shares?
     In general, a United States Shareholder who disposes of Common Shares pursuant to the Offer or pursuant to the transactions described in Section 13 of the Original Offer, “Acquisition of Common Shares Not Deposited”, will recognize a gain or loss for United States federal income tax purposes to the extent that the aggregate of the cash, the fair market value of the Canadian Superior Shares and the fair market value of the Special Exchangeable Shares received by such holder exceeds (or is less than) such holder’s adjusted tax basis in the Common Shares disposed of. If the Common Shares sold constitute capital assets in the hands of the United States Shareholder, the gain or loss will be a capital gain or loss. Such gain or loss will be a long-term capital gain or loss if the Common Shares have been held by such United States Shareholder for more than one year and will be a short-term capital gain or loss if such Common Shares have been held for one year or less. Long-term capital gains of non-corporate shareholders are generally subject to a maximum United States federal income tax rate of 15%. See Section 4.4 of this Notice, “Amendments to the Original Offer — Material United States Federal Income Tax Consequences”.
Who can I talk to if I have questions about the Offer?
     Questions and requests for assistance may be directed to Valiant Trust Company, the Depositary for the Offer, The Bank of New York, U.S. Forwarding Agent for the Offer, or Georgeson Shareholder, Information Agent for the Offer, at their respective telephone numbers and addresses shown on the last page of this Notice.

v

SUMMARY
     The following is only a summary of selected information contained in this Notice. The information concerning Canada Southern contained in this Notice has been taken from or is based upon publicly available documents or records on file with Securities Authorities and other public sources. Certain capitalized terms used in this summary are defined in the Glossary or in this Notice. Shareholders are urged to read this Notice and the Original Offer and Circular and the accompanying documents in their entirety.
THE OFFER
Amended Consideration
     The Offeror is offering, during the Offer Period and on the terms and subject to the conditions of the Offer, to purchase all of the issued and outstanding Common Shares, including Common Shares which become outstanding upon exercise of options to acquire Common Shares, on the basis of either, at the election of each Shareholder, (i) Cdn. $2.50 cash, 2 Canadian Superior Shares and 1 Special Exchangeable Share per Common Share (the “Participating Consideration”) or (ii) Cdn. $2.50 cash and 2.75 Canadian Superior Shares per Common Share (the “Original Consideration”).
     Canadian Superior estimates that the Participating Consideration is worth approximately Cdn.$17.10 (U.S.$14.97) per Common Share based on the information contained in this Notice. A subsidiary of Canadian Oil Sands Trust is currently offering U.S.$13.10 (Cdn.$14.81) per Common Share.
     The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in their sole discretion, take such action as they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.
Participating Consideration
     The Special Exchangeable Shares will be special purpose shares of Canadian Superior whose value will be tied to the existing Canadian Arctic assets of Canada Southern. Each Special Exchangeable Share will be exchangeable into a separately tradable Arctic Royalty Trust Unit (“ART”) on a one-for-one basis at any time after December 31, 2007. The ARTs will constitute trust units of a royalty trust to be established by Canadian Superior. Canadian Superior will create a net profit interest in favour of the holders of the ARTs equal to 25% (assuming all Common Shares are exchanged for Special Exchangeable Shares) of the net profits received from the production of natural gas from Canada Southern’s interest in the Canadian Arctic. Canada Southern has stated that its best estimate of the size of its discovered marketable natural gas resource in the Canadian Arctic is 927 bcfe, net to Canada Southern.
     The Special Exchangeable Shares will be non-voting, except as required pursuant to the provisions of the Business Corporations Act (Alberta). However, once exchanged into ARTs, the Unitholders will have regular voting rights attributed to a trust. In the event of the liquidation, dissolution or winding-up or other distribution of the assets of Canadian Superior after December 31, 2007, whether voluntary or involuntary, the Special Exchangeable Shares shall be deemed to be exchanged for ARTs on a one-for-one basis. Prior to the exchange of the Special Exchangeable Shares for ARTs, the distribution of the ARTs will be registered under the U.S. Securities Act and, in the absence of discretionary relief, cleared by a prospectus in Canada.
     Canadian Superior has made application to the TSX and the AMEX to list the Special Exchangeable Shares and will make application to list the ARTs on a recognized exchange in Canada and/or the United States. No approval for the listing of the Special Exchangeable Shares has been granted and there is no assurance that the Special Exchangeable Shares or ARTs will be listed on any exchange.
Benefits of the Amended Offer
     The Offer provides Shareholders with the opportunity to realize upon their investment at a significant premium to market prices prior to the recent take-over bids for the Common Shares and, through ownership of Canadian Superior Shares and the ARTs, to maintain an ongoing interest in the business of Canada Southern and to acquire an interest in the other operations of Canadian Superior. Canadian Superior estimates the value of each ART to be approximately Cdn. $10.00 per Common Share based on a value of approximately Cdn. $0.65 per MCF in place (this compares to sales of natural gas in the Western Canada sedimentary basin for over Cdn.$2.00 per MCF of natural gas in place) and the size of Canada Southern’s natural gas resource in the Canadian Arctic being 927 bcfe net to Canada Southern, being the estimated amount of natural gas Canada Southern attributes to its interest in the Canadian Arctic. A directors’ circular dated May 25, 2006 disseminated by Canada Southern stated that Canada Southern’s board of directors believes that Arctic natural gas development will be economically viable.
     Canadian Superior is of the view that the Offer provides Shareholders, in addition to the cash component of the Offer, with the unique opportunity to participate with Canadian Superior through a business combination that will result (assuming all of the Common Shares are acquired) in Shareholders owning approximately 20% of the combined entity. The combined entity would have an expanded Western Canadian production base and would provide Shareholders with the opportunity to participate in one of the largest natural gas plays in the world slated for multi-well drilling by Canadian Superior to commence later this year in Trinidad and Tobago. In addition, Shareholders receiving the Participating Consideration would ultimately have an interest in the Arctic Royalty Trust.
Expiry Time
     The Offer has been extended and is now open for acceptance until 3:00 p.m. (Mountain Daylight Time) on September 7, 2006, subject to certain rights of extension and withdrawal.
Manner and Time of Acceptance
     The Offer is open for acceptance until, but not later than, the Expiry Time.

     Shareholders who wish to accept the Offer must (i) properly complete and duly execute the accompanying Amended Letter of Transmittal and Election Form, including electing to receive either the Participating Consideration or the Original Consideration, and deposit it, together with certificates representing their Common Shares and all other documents required by the Amended Letter of Transmittal and Election Form, at the office of Valiant Trust Company or The Bank of New York at the addresses shown in the Amended Letter of Transmittal and Election Form and on the back page of this Notice, all in accordance with the transmittal instructions in the Amended Letter of Transmittal and Election Form, or (ii) in the United States, follow the procedures for book-entry tender of Common Shares set forth in Section 3 of the Original Offer, “Manner of Acceptance”, or (iii) request such Shareholder’s broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. See Section 3 of the Original Offer, “Manner of Acceptance”.
     Shareholders who have already validly deposited and not withdrawn their Common Shares under the Original Offer and who wish to elect to receive the Participating Consideration instead of the Original Consideration need not withdraw their Common Shares, but should properly complete and duly execute the accompanying Amended Letter of Transmittal and Election Form and deposit it as set out in the previous paragraph (or deliver an Agent’s Message as described in Section 3 of the Original Offer, “Manner of Acceptance”). In the absence of so doing, such Shareholders will be deemed to have elected the Original Consideration.
     Shareholders who have deposited and not withdrawn their Common Shares under the offer by a subsidiary of Canadian Oil Sands Trust and who wish to tender to the Offer should follow the procedures for withdrawal of their Common Shares set out in the offer documents of the subsidiary of Canadian Oil Sands Trust or contact any of the persons named on the back page of this Notice for assistance.
     A holder of Common Shares who wishes to deposit Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Original Offer, “Manner of Acceptance”, utilizing the accompanying Amended Notice of Guaranteed Delivery.
     Shareholders who validly accept the Offer utilizing the original Letter of Transmittal or Notice of Guaranteed Delivery and do not thereafter submit an Amended Letter of Transmittal and Election Form or an Amended Notice of Guaranteed Delivery, as the case may be, will be deemed to have elected to receive the Original Consideration.
Competing Offer
     A subsidiary of Canadian Oil Sands Trust (“COS”) has offered to purchase all the outstanding Common Shares for U.S. $13.10 cash pursuant to and subject to the terms and conditions of such offer. The offer by the subsidiary of COS is open for acceptance until midnight (Mountain Daylight Time) on August 18, 2006 unless extended or withdrawn.
Canadian Federal Income Tax Considerations
     Shareholders should carefully read the information under “Canadian Federal Income Tax Considerations” in Section 13 of the Circular and under “Amendments to the Original Offer — Canadian Federal Income Tax Considerations” in Section 4.3 of this Notice for a summary of the tax considerations for Shareholders receiving the Participating Consideration or the Original Consideration.

Material United States Federal Income Tax Consequences
     Shareholders are urged to read the information in Section 4.4 of this Notice, “Amendments to the Original Offer — Material United States Federal Income Tax Consequences”, and consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer and the tax consequences for Shareholders receiving the Participating Consideration or the Original Consideration.
Payment for Deposited Common Shares
     If all the conditions referred to in Section 4.2 of this Notice, “Amendments to the Original Offer — Conditions of the Offer”, are satisfied or, where permitted, waived by the Offeror at the expiration of the Offer, the Offeror will become obligated to take up and pay for all Common Shares validly deposited under the Offer (and not properly withdrawn) as soon as practicable, but not later than ten days after the expiration of the Offer. The Offeror will pay for the Common Shares so taken up as soon as possible, but in any event no later than the earlier of (a) the third business day after the taking up of such Common Shares, and (b) the tenth day after the expiration of the Offer. To comply with applicable laws of Canada and the United States, in the event the Offeror elects to make available a subsequent offering period in the manner set forth in Section 5 of the Original Offer, “Variation or Extension of the Offer”, after the first date on which Common Shares have been taken up by the Offeror, the subsequent offering period will be for at least 10 calendar days, and the Offeror will immediately accept for payment all tenders of Common Shares made during the subsequent offering period. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by the Offeror will be taken up and paid for within 10 calendar days of such deposit. See Section 6 of the Original Offer, “Take Up and Payment for Deposited Common Shares”. Upon the Offeror taking up and paying for Common Shares validly deposited under the Offer, Shareholders who elect to receive the Original Consideration will receive cash and share certificates for Canadian Superior Shares and Shareholders who elect to receive the Participating Consideration will receive cash, share certificates for Canadian Superior Shares and share certificates for Special Exchangeable Shares.

GLOSSARY
This Glossary supplements the Glossary in the Original Offer and Circular. In this Notice the following terms shall have the meanings set forth below, unless the subject matter or context is inconsistent therewith or such terms are otherwise defined in this Notice:
“Arctic Resource” means the existing interest of Canada Southern in natural gas in the Canadian Arctic, which has been estimated by Canada Southern to be comprised of approximately 927 bcfe of natural gas;
“Arctic Royalty Agreement” means the agreement to be entered into by the Trust, through the Trustee, pursuant to which the Trust will be granted the Net Profits Interest;
“Arctic Royalty Trust” or “Trust” means the single purpose royalty trust to be settled under the laws of Alberta pursuant to the Arctic Royalty Trust Indenture, which will enter into the Arctic Royalty Agreement, hold the Net Profits Interest and issue the Trust Units;
“Arctic Royalty Trust Indenture” means the trust indenture pursuant to which the Arctic Royalty Trust will be created;
“bcfe” means billion cubic feet equivalent, with oil or material gas liquids converted at 167,000 barrels per billion cubic feet equivalent (167,000:1), unless otherwise stated; (the term “bcfe” may be misleading particularly if used in isolation; a bcfe conversion of 167,000 barrels:1 bcfe is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead);
“Canadian Superior Preferred Shares” means the unlimited number of preferred shares, issuable in series, in the capital of Canadian Superior;
“First Commercial Production” means initial production on a commercial basis of petroleum, natural gas and related hydrocarbons from the Arctic Resource;
“Liquidation” means a liquidation, dissolution or winding-up of a corporation or any other distribution of the assets of a corporation among its shareholders for the purpose of winding up its affairs;
“MCF” means one thousand cubic feet;
“Net Profits Interest” or “NPI” means a 25% net profits interest in the Arctic Resource based on 100% of the holders of Common Shares receiving Special Exchangeable Shares;
“NPI Revenue” means the amounts paid to the Trust in respect of the NPI;
“SEC” means the United States Securities and Exchange Commission;
“Series A Shares” means the first series of Canadian Superior Preferred Shares of which 150,000 shares are issued and outstanding;
“Special Exchangeable Shares” means the special purpose shares issued as part of the Participating Consideration and being the second series of Canadian Superior Preferred Shares;
“Tax Act” means the Income Tax Act (Canada), as amended, including the regulations thereunder;
“Trust Units” or “ARTs” means units of the Arctic Royalty Trust, each unit representing an equal, undivided beneficial interest therein;
“Trustee” means the institutional trustee to be appointed as trustee under the Arctic Royalty Trust Indenture;
“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and
“Unitholders” means holders of ARTs from time to time.

NOTICE OF VARIATION AND EXTENSION
TO: THE SHAREHOLDERS OF CANADA SOUTHERN PETROLEUM LTD.
     By notice to the Depositary and as set forth in this Notice, the Offeror is amending, supplementing and extending the Original Offer and Circular. Except as otherwise set forth in this Notice, the information, terms and conditions in the Original Offer and Circular continue to be applicable in all respects and this Notice should be read in conjunction therewith.
1. RECENT DEVELOPMENTS
     On June 19, 2006, Canada Southern announced that it had entered into a pre-acquisition agreement, dated June 18, 2006, with Canadian Oil Sands Limited, a wholly owned subsidiary of Canadian Oil Sands Trust, and 1212707 Alberta Ltd., a wholly-owned subsidiary of Canadian Oil Sands Limited (“COS Acquisition Sub”), pursuant to which COS Acquisition Sub would make an offer to purchase all of the outstanding Common Shares at a purchase price equal to U.S. $9.75 per Common Share.
     On June 29, 2006, Nosara announced that it had increased the value of the Nosara Offer such that Nosara was offering to purchase all of the outstanding Common Shares at a purchase price equal to U.S. $11.00 per Common Share.
     On June 30, 2006, Canada Southern announced that it had agreed to a revised offer from Canadian Oil Sands and COS Acquisition Sub, pursuant to which COS Acquisition Sub would acquire all of the outstanding Common Shares for U.S. $11.10 per Common Share.
     On July 11, 2006, Nosara announced that it had increased the value of the Nosara Offer such that Nosara was offering to purchase all of the outstanding Common Shares at a purchase price equal to U.S. $13.00 per Common Share.
     On July 12, 2006, Canada Southern announced that it had agreed to a revised offer from Canadian Oil Sands and COS Acquisition Sub, pursuant to which COS Acquisition Sub would acquire all of the outstanding Common Shares for U.S. $13.10 per Common Share.
     On July 13, 2006, Nosara announced that it had no intention to increase the consideration offered under the Nosara Offer and that it would let the Nosara Offer, as amended, expire on July 27, 2006.
     On July 21, 2006, Canada Southern announced that it had waived the application of the Rights Plan.
     On July 26, 2006, Canadian Superior announced its intention to extend the original expiry time and amend the Original Offer to provide Shareholders with the option of receiving either the Original Consideration or the Participating Consideration.
     On August 1, 2006, Canadian Oil Sands Trust announced that its subsidiary’s offer for the Common Shares had been extended to August 18, 2006 and that at the original expiration date of August 1, 2006, only about 5.2 million Common Shares or 35% of the Common Shares had been tendered to its subsidiary’s offer. At the time, its offer was subject to a minimum tender condition of 66 2/3%.
     On August 7, 2006, Canadian Oil Sands Trust announced the reduction of the minimum tender condition in its subsidiary’s offer for the Common Shares from 66 2/3% to 50.1% of the Common Shares and further announced that as of August 1, 2006, about 6.5 million Common Shares or approximately 45% of outstanding Common Shares had been tendered to its subsidiary’s offer.

2. BENEFITS OF THE AMENDED OFFER
     The Offer provides Shareholders with the opportunity to realize upon their investment at a significant premium to market prices prior to the recent take-over bids for the Common Shares and, through ownership of Canadian Superior Shares and the ARTs, to maintain an ongoing interest in the business of Canada Southern and to acquire an interest in the other operations of Canadian Superior. Canadian Superior estimates the value of each ART to be approximately Cdn. $10.00 per Common Share based on a value of approximately Cdn. $0.65 per MCF in place (this compares to sales of natural gas in the Western Canada sedimentary basin for over Cdn$2.00 per MCF of natural gas in place) and the size of Canada Southern’s natural gas resource in the Canadian Arctic being 927 bcfe net to Canada Southern, being the estimated amount of natural gas Canada Southern attributes to its interest in the Canadian Arctic. A directors’ circular dated May 25, 2006 disseminated by Canada Southern stated that Canada Southern’s board of directors believes that Arctic natural gas development will be economically viable.
     Canadian Superior is of the view that the Offer provides Shareholders, in addition to the cash component of the Offer, with the unique opportunity to participate with Canadian Superior through a business combination that will result (assuming all of the Common Shares are acquired) in Shareholders owning approximately 20% of the combined entity. The combined entity would have an expanded Western Canadian production base and would provide Shareholders with the opportunity to participate in one of the largest natural gas plays in the world slated for multi-well drilling by Canadian Superior to commence later this year in Trinidad and Tobago. In addition, Shareholders receiving the Participating Consideration would ultimately have an interest in the Arctic Royalty Trust.
3. EXTENSION OF THE EXPIRY TIME
     The Offeror has extended the Original Offer by extending the original expiry time of the Offer from 3:00 p.m. (Mountain Daylight Time) on July 26, 2006 to 3:00 p.m. (Mountain Daylight Time) on September 7, 2006. Accordingly, the definition of “Expiry Date” in the Original Offer is deleted in its entirety and replaced by the following definition:
     “Expiry Date” means September 7, 2006, unless the Offer is extended (pursuant to Section 5 of the Original Offer, “Variation or Extension of the Offer”), in which event the Expiry Date shall mean the latest date on which the Offer as so extended expires.
4. AMENDMENTS TO THE ORIGINAL OFFER
4.1 AMENDMENT TO THE CONSIDERATION OFFERED
     Under the Offer, Shareholders have the ability to elect to receive either (i) Cdn. $2.50 cash, 2 Canadian Superior Shares and 1 Special Exchangeable Share per Common Share (the “Participating Consideration”), or (ii) Cdn. $2.50 cash and 2.75 Canadian Superior Shares per Common Share (the “Original Consideration”).
     Canadian Superior estimates that the Participating Consideration is worth approximately Cdn.$17.10 (U.S.$14.97) per Common Share based on the information contained in this Notice. A subsidiary of Canadian Oil Sands Trust is currently offering U.S.$13.10 (Cdn.$14.81) per Common Share.
     Availability of the Participating Consideration is conditional on at least two-thirds of the Common Shares, on a fully-diluted basis, being deposited under the Offer at the time the Offeror first takes up and pays for Common Shares under the Offer. Availability of the Participating Consideration is also conditional upon no other offeror taking up and paying for 50.1% or more of the outstanding Common Shares prior to the Expiry Time. Shareholders electing to receive the Participating Consideration should also elect in the Amended Letter of Transmittal and Election Form or the Amended Notice of Guaranteed Delivery, as appropriate, each of which forms accompanies this Notice, whether they wish to receive the Original Consideration or withdraw their Common Shares from the Offer if the Participating Consideration is not available. Shareholders who deposit Common Shares pursuant to an Amended Letter of Transmittal and Election Form or an Amended Notice of Guaranteed Delivery and fail to properly elect as to the form of consideration will be deemed to have elected to receive the Participating Consideration and, if it is not available, to receive the Original Consideration.
     Shareholders who have already validly deposited and not withdrawn their Common Shares under the Original Offer and who wish to elect to receive the Participating Consideration instead of the Original Consideration need not withdraw their Common Shares, but should properly complete and duly execute the accompanying Amended Letter of Transmittal and Election Form or deliver an Agent’s Message as described in Section 3 of the Original Offer, “Manner of Acceptance”. In the absence of so doing, such Shareholders will be deemed to have elected the Original Consideration.

     Shareholders who validly accept the Offer utilizing the original Letter of Transmittal or Notice of Guaranteed Delivery and do not thereafter submit an Amended Letter of Transmittal and Election Form or an Amended Notice of Guaranteed Delivery, as the case may be, will be deemed to have elected to receive the Original Consideration.
     Shareholders who have deposited and not withdrawn their Common Shares under the offer by a subsidiary of Canadian Oil Sands Trust and who wish to tender to the Offer should follow the procedures for withdrawal of their Common Shares set out in the offer documents of the subsidiary of Canadian Oil Sands Trust or contact one of the persons named on the back page of this Notice for assistance.
     If all the conditions referred to in Section 4.2 of this Notice, “Amendments to the Consideration Offered — Conditions to the Offer”, are satisfied or, where permitted, waived by the Offeror at the expiration of the Offer, the Offeror will become obligated to take up and pay for all Common Shares validly deposited under the Offer (and not properly withdrawn) as soon as practicable, but not later than ten days after the expiration of the Offer. The Offeror will pay for the Common Shares so taken up as soon as possible, but in any event no later than the earlier of (a) the third business day after the taking up of such Common Shares, and (b) the tenth day after the expiration of the Offer. To comply with applicable laws of Canada and the United States, in the event the Offeror elects to make available a subsequent offering period in the manner set forth in Section 5 of the Original Offer, “Variation or Extension of the Offer”, after the first date on which Common Shares have been taken up by us, the subsequent offering period will be for at least 10 calendar days, and the Offeror will immediately accept for payment all tenders of Common Shares made during the subsequent offering period. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by the Offeror will be taken up and paid for within 10 calendar days of such deposit. See Section 6 of the Original Offer, “Take Up and Payment for Deposited Common Shares”. Upon the Offeror taking up and paying for Common Shares validly deposited under the Offer, Shareholders who elect to receive the Original Consideration will receive cash and share certificates for Canadian Superior Shares and Shareholders who elect to receive the Participating Consideration will receive cash, share certificates for Canadian Superior Shares and share certificates for Special Exchangeable Shares.
     Set out below is a description of the share capital of Canadian Superior, including the terms of the Special Exchangeable Shares and the Arctic Royalty Trust Units for which the Special Exchangeable Shares are exchangeable.
4.1.1 Special Exchangeable Shares
Capital
     At the date hereof, the authorized capital of Canadian Superior consists of an unlimited number of Canadian Superior Shares, of which 121,108,000 were outstanding as at March 31, 2006, and an unlimited number of Canadian Superior Preferred Shares, issuable in series, of which 150,000 Series A Shares are outstanding. The Special Exchangeable Shares will be the second series of Canadian Superior Preferred Shares. After the Special Exchangeable Shares have been created, a copy of the rights, privileges, restrictions and conditions attaching thereto may be obtained by requesting a copy from the Secretary of Canadian Superior.
Certain Provisions of the Canadian Superior Preferred Shares as a Class
     Priority
     The Canadian Superior Preferred Shares of each series rank on a parity with the Canadian Superior Preferred Shares of every other series with respect to priority and payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding up of Canadian Superior, whether voluntary or involuntary. The Canadian Superior Preferred Shares are entitled to preference over the Canadian Superior Shares and any other shares of Canadian Superior ranking junior to the Canadian Superior Preferred Shares with respect to the payment of dividends, if any, and may also be given such other preferences over the Canadian Superior Shares and any other shares of Canadian Superior ranking junior to the Canadian Superior Preferred Shares as may be fixed by resolution of the directors of Canadian Superior as to the respective series authorized to be issued.

     Restrictions
     Without the approval of the holders of the Canadian Superior Preferred Shares, no class of shares may be created ranking, as to capital or dividends, prior to or on a parity with the Canadian Superior Preferred Shares.
Certain Provisions of the Special Exchangeable Shares as a Series
     Exchange Privilege
     The Special Exchangeable Shares will be exchangeable into ARTs on a one-for-one basis, for no additional consideration, at the option of the holder (by means of the retraction right described below under “Retraction of Special Exchangeable Shares by Unitholders”) or Canadian Superior (by means of the redemption right described below under “Redemption of Special Exchangeable Shares”) at any time after December 31, 2007, provided that there exists at such time (i) an effective registration statement in the United States and (ii) a cleared prospectus in the relevant provinces of Canada (or exemptions or discretionary orders granting relief from the requirements therefor). Any Special Exchangeable Shares not previously exchanged will be deemed to be exchanged for ARTs on a one-for-one basis, at any time after December 31, 2007, either immediately prior to the First Commercial Production or immediately prior to the Liquidation of Canadian Superior provided that there exists at such time an effective registration statement in the United States and a cleared prospectus in the relevant provinces of Canada or exemptions or discretionary orders relieving from the requirements therefor.
     Registration and Prospectus Obligations
     The provisions attaching to the Special Exchangeable Shares will provide that Canadian Superior will use its reasonable commercial efforts, prior to December 31, 2007, to register under the U.S. Securities Act and to clear under a prospectus in the relevant provinces of Canada (unless at such time exemptions or discretionary orders granting relief from the requirements therefor are available) the distribution of the ARTs to be issued on the exchange of the Special Exchangeable Shares.
     Voting Rights
     Except to the extent provided in the ABCA and at meetings of the holders of Canadian Superior Preferred Shares as a class and the holders of Special Exchangeable Shares as a series, the holders of Special Exchangeable Shares will not be entitled as such to receive notice of or to attend or vote at any meeting of shareholders of Canadian Superior.
     Dividends
     Holders of the Special Exchangeable Shares will be entitled to such dividends, if any, as may be declared thereon by the Board of Directors of Canadian Superior. It is not anticipated that dividends will be paid on the Special Exchangeable Shares.
     Retraction of Special Exchangeable Shares by Unitholders
     Subject to the Retraction Call Right (as hereinafter defined) a holder of Special Exchangeable Shares will be entitled at any time after December 31, 2007 to require Canadian Superior to redeem any or all of the Special Exchangeable Shares held by such holder for one ART (the “Retraction Price”) for each Special Exchangeable Share held on the last business day prior to the date (the “Retraction Date”) that is generally seven business days after the date on which Canadian Superior or the transfer agent for the Special Exchangeable Shares receives a Retraction Request (as hereinafter defined) in respect of the Special Exchangeable Shares to be redeemed.
     Holders of the Special Exchangeable Shares may request redemption by presenting to Canadian Superior or the transfer agent for the Special Exchangeable Shares a certificate or certificates representing the number of Special Exchangeable Shares the holder desires to have redeemed, together with a duly executed retraction request (a “Retraction Request”) and such other documents as may be required to effect the redemption of the Special Exchangeable Shares. The redemption will become effective at the close of business on the Retraction Date.

     The Trust and each affiliate of Canadian Superior will have the overriding right (the “Retraction Call Right”) notwithstanding a proposed retraction of Special Exchangeable Shares by Canadian Superior on the applicable Retraction Date, pursuant to the provisions attaching to the Special Exchangeable Shares to purchase on any Retraction Date all but not less than all of the Special Exchangeable Shares tendered for retraction. At the time of a Retraction Request by a holder of Special Exchangeable Shares, Canadian Superior will immediately notify the Trust. The Trust or an affiliate of Canadian Superior must then advise Canadian Superior within two business days if it wishes to exercise the Retraction Call Right. If either Canadian Superior or an affiliate of Canadian Superior exercises the Retraction Call Right, Canadian Superior shall not redeem the Special Exchangeable shares the holder has requested that Canadian Superior redeem and the Retraction Request shall be considered to be an offer by the holder to sell such shares to the Trust or the affiliate of Canadian Superior in accordance with the Retraction Call Right. A holder may revoke his or her Retraction Request at any time prior to the close of business on the last business day immediately preceding the Retraction Date, in which case the holder’s Special Exchangeable Shares will neither be purchased by the Trust or an affiliate of Canadian Superior nor be redeemed by Canadian Superior. If the holder does not revoke his or her Retraction Request, the Special Exchangeable Shares that the holder has requested Canadian Superior to redeem will on the Retraction Date be purchased by the Trust or an affiliate of Canadian Superior or redeemed by Canadian Superior, as the case may be, in each case at a purchase price per Special Exchangeable Shares equal to the Retraction Price.
     If as a result of solvency provisions of applicable law, Canadian Superior is not permitted to redeem all Special Exchangeable Shares tendered by a retracting holder, Canadian Superior will redeem only those Special Exchangeable Shares tendered by the holder as would not be contrary to such provision of applicable law. The holder of any Special Exchangeable Shares not redeemed by Canadian Superior will be deemed to have required the Trust to purchase such unretracted Special Exchangeable Shares in exchange for the Retraction Price.
     Redemption of Special Exchangeable Shares
     Subject to applicable law and the Redemption Call Right (as hereinafter defined) Canadian Superior may at any time after December 31, 2007 (a “Redemption Date”), redeem all but not less than all of the then outstanding Special Exchangeable Shares for one ART (the “Redemption Price”) for each Special Exchangeable Share.
     Canadian Superior will, at least 30 days prior to any Redemption Date, provide the registered holders of the Special Exchangeable Shares with written notice of the prospective redemption of the Special Exchangeable Shares by Canadian Superior or the purchase by the Trust or an affiliate of Canadian Superior under the Redemption Call Right (as hereinafter defined), including the Redemption Date and, if applicable, particulars of the Redemption Call Right. On or after the date that such notice is provided, upon the holder’s presentation and surrender of the certificates representing the Special Exchangeable Shares and such other documents as may be required at the registered office of Canadian Superior or the office of the transfer agent for the Special Exchangeable Shares, Canadian Superior will deliver the Redemption Price to the holder at the address of the holder recorded in Canadian Superior’s security register or by holding the Redemption Price for pick-up by the holder at the registered office of Canadian Superior or the office of the transfer agent for the Special Exchangeable Shares as specified in the written notice. The accidental failure or omission to give any notice of redemption to less than 10% of the holders of Special Exchangeable Shares will not affect the validity of any redemption of Special Exchangeable Shares pursuant to such notice.
     The Trust and each affiliate of Canadian Superior each will have the overriding right (the “Redemption Call Right”), notwithstanding a proposed redemption of the Special Exchangeable Shares by Canadian Superior on the applicable Redemption Date pursuant to the provisions attaching to the Special Exchangeable Shares, to purchase on any Redemption Date all but not less than all of the Special Exchangeable Shares then outstanding (other than Special Exchangeable Shares held by the Trust or an affiliate of Canadian Superior) in exchange for the Redemption Price and, upon the exercise of the Redemption Call Right, the holders of all of the then outstanding Special Exchangeable Shares will be obliged to sell all such shares to the Trust or an affiliate of Canadian Superior, as applicable. If either the Trust or an affiliate of Canadian Superior exercises the Redemption Call Right, Canadian Superior’s right to redeem the Special Exchangeable Shares on the applicable Redemption Date will terminate.
     Liquidation of Canadian Superior

     In the event of the Liquidation of Canadian Superior after December 31, 2007, a holder of Special Exchangeable Shares shall be entitled, subject to applicable law, to receive for each Special Exchangeable Share held on the effective date (the “Liquidation Date”) of such Liquidation an amount per share (the “Liquidation Amount”) equal to one ART for each Special Exchangeable Share held.
     On or after the Liquidation Date, a holder of Special Exchangeable Shares may surrender certificates representing such Special Exchangeable Shares, together with such other documents as may be required, to Canadian Superior’s registered office or the office of the transfer agent for the Special Exchangeable Shares. Upon receipt of the certificates and other documents and subject to the exercise by the Trust or an affiliate of Canadian Superior of the Liquidation Call Right (as defined herein), Canadian Superior will deliver the Liquidation Amount to such holder at the address recorded in Canadian Superior’s security register or will hold the Liquidation Amount for pick-up by the holder at Canadian Superior’s registered office or the office of the transfer agent for the Special Exchangeable Shares as specified in a notice to such holders.
     The Trust and each affiliate of Canadian Superior each will have the overriding right (the “Liquidation Call Right”) upon the occurrence of a Liquidation of Canadian Superior pursuant to the provisions attached to the Special Exchangeable Shares then outstanding (other than the Special Exchangeable Shares held by the Trust or an affiliate of Canadian Superior) at a purchase price per Special Exchangeable Share equal to the Liquidation Amount and, upon the exercise of the Liquidation Call Right, the holders thereof will be obligated to sell such Special Exchangeable Shares to the Trust or an affiliate of Canadian Superior, as applicable.
     Redemption in Special Circumstances
     If (i) on any exercise of the redemption or retraction rights attaching to Special Exchangeable Shares, or upon required exchange as a result of the occurrence of First Commercial Production or in the event of Liquidation, such Special Exchangeable Shares are not redeemed in accordance with the provisions attaching to the Special Exchangeable Shares and the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, as the case may be, is not exercised in accordance with its terms, or (ii) the Liquidation of Canadian Superior occurs on or prior to December 31, 2007, on the date such failure or Liquidation occurs Canadian Superior shall be required, subject to the applicable law, to redeem such Special Exchangeable Shares at the Market Redemption Price (as described below) and to pay such price to the holder of such Special Exchangeable Shares all in accordance with the foregoing provisions relating to payment on retraction or redemption of Special Exchangeable Shares.
     The “Market Redemption Price” referred to above means, in respect of a Special Exchangeable Share, the weighted average trading price of the Special Exchangeable Shares for the 20 trading days ending on the third trading day prior to the date such amount becomes payable on the exchange on which the Special Exchangeable Shares are listed on which the greatest aggregate volume of trading of Special Exchangeable Shares occurred during such period or, if the Special Exchangeable Shares are not then listed on an exchange, the amount determined by the Board of Directors of Canadian Superior in good faith.
     Purchase for Cancellation
     Subject to applicable law, Canadian Superior will be entitled, at any time, to purchase for cancellation any Special Exchangeable Shares.
     Shareholder Approvals
     The approval of all amendments to the provisions attaching to the Special Exchangeable Shares as a series and any other approval to be given by the holders of the Special Exchangeable Shares may be given in writing by the holders of at least 66 2/3% of the outstanding Special Exchangeable Shares or by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of the holders of the Special Exchangeable Shares at which a majority of the Special Exchangeable Shares is represented, or, if no quorum is present at such meeting, at any adjourned meeting at which no quorum requirement would apply.

     Listing
     Canadian Superior has made application to the TSX and the AMEX to list the Special Exchangeable Shares. No approval for the listing of the Special Exchangeable Shares has been granted and there is no assurance that the Special Exchangeable Shares will be listed on any exchange.
Certain Provisions of the Series A Shares
     150,000 Series A Shares were issued on February 1, 2006. Each Series A Share is convertible into forty Canadian Superior Shares at a price of U.S.$2.50 per Canadian Superior Share. Holders are entitled to cumulative cash dividends, payable quarterly at a 5% annualized rate. If Canadian Superior elects, it also has the option to pay the quarterly dividend by way of issuance of Canadian Superior Shares at market, based on a 5.75% annualized dividend rate in lieu of the 5% annualized cash dividend rate. In addition, the Series A Shares are redeemable and retractable five years from the date of issue, subject to earlier redemption or retraction in certain events.
Certain Provisions of the Canadian Superior Shares
     The holders of the Canadian Superior Shares are entitled to receive notice of every meeting of the shareholders of Canadian Superior. The holders of Canadian Superior Shares are entitled to receive such dividends as the Board of Directors of Canadian Superior may from time to time by resolution declare, provided however, that no dividends may be declared or paid to the holders of Canadian Superior Shares in any one financial year by Canadian Superior unless and until the holders of the Canadian Superior Preferred Shares shall have received all dividends to which they are entitled for that year. The holders of Canadian Superior Shares shall be entitled to share equally in the assets of Canadian Superior remaining upon liquidation of Canadian Superior after the creditors of Canadian Superior have been satisfied.
Outstanding Warrants and Stock Options
     On February 1, 2006, Canadian Superior issued 150,000 warrants to purchase Canadian Superior Shares exercisable for a period of 36 months from the date of issue at an exercise price of U.S.$3.00 per Canadian Superior Share. Canadian Superior has a stock option plan pursuant to which at March 31, 2006 stock options entitling holders to purchase an aggregate of 10,102,000 Canadian Superior Shares were outstanding.
4.1.2 Arctic Royalty Trust Units
Creation of the Arctic Royalty Trust
     The Arctic Royalty Trust will be established pursuant to the Arctic Royalty Trust Indenture as an open-end unincorporated investment trust governed by the laws of the province of Alberta. The Arctic Royalty Trust will be established primarily to acquire the NPI under the Arctic Royalty Agreement, make distributions to Unitholders and pay the costs, fees and expenses associated with its undertakings. It is intended that the Trust will take such commercially reasonable steps as may be required to secure a listing of the ARTs on a recognized stock exchange.
     If holders of all Common Shares receive Special Exchangeable Shares, the NPI will be a 25% net profit interest in the Arctic Resource. If holders of less than all of the Common Shares receive Special Exchangeable Shares, there will be a proportionate reduction in the NPI from the maximum 25% net profits interest, equal to the proportion of all Common Shares whose holders do not receive the Participating Consideration. In this way, the interest in the NPI allocable to each ART will not change regardless of the proportion of Common Shares whose holders receive the Participating Consideration.
     An institutional third party trustee will be appointed trustee of the Trust. The beneficiaries of the Trust will ultimately be those Shareholders who have elected to receive the Special Exchangeable Shares, and their successors.
Additional Information Respecting the Trust

     Trust Units: Trust Units will be created and issued pursuant to the Arctic Royalty Trust Indenture. Each Trust Unit shall entitle the holder thereof to one vote at any meeting of Unitholders and will represent an equal fractional undivided beneficial interest in any distribution from the Trust (whether of net income, net realized capital gains or other amounts) and in any net assets of the Trust in the event of termination or winding-up of the Trust. All Trust Units outstanding from time to time shall be entitled to an equal share of any distributions by the Trust, and in the event of termination or winding-up of the Trust, in any net assets of the Trust. All Trust Units shall rank among themselves equally and rateably without discrimination, preference or priority. Each Trust Unit will be transferable, will not be subject to any conversion or pre-emptive rights and will entitle the holder thereof to one vote at all meetings of Unitholders for each Trust Unit held.
     The Trust Units will not represent a traditional investment and should not be viewed by investors as “shares” in the Trust. As holders of Trust Units in the Trust, the Unitholders will not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions. The market price per Trust Unit will likely be a function of anticipated distributable income received by the Trust under the Arctic Royalty Agreement. The market price of the Trust Units will be sensitive to a variety of market conditions including, but not limited to, interest rates and commodity prices. Changes in market conditions may adversely affect the trading price of the Trust Units.
     The Trust Units will not be “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and will not be insured under the provisions of that Act or any other legislation. Furthermore, the Trust will not be a trust company and, accordingly, will not be registered under any trust and loan company legislation as it will not carry on or intend to carry on the business of a trust company.
     Unitholder Limited Liability: The Arctic Royalty Trust Indenture will provide that no Unitholder, in its capacity as such, shall incur or be subject to any liability in contract or in tort in connection with the Trust or its obligations or affairs and, in the event that a court determines Unitholders are subject to any such liabilities, the liabilities will be enforceable only against, and will be satisfied only out of, the Trust’s assets. Pursuant to the Arctic Royalty Trust Indenture, the Trust will indemnify and hold harmless each Unitholder from any costs, damages, liabilities, expenses, charges or losses suffered by a Unitholder from or arising as a result of such Unitholder not having such limited liability.
     The Arctic Royalty Trust Indenture will provide that all contracts signed by or on behalf of the Trust must contain a provision to the effect that such obligation will not be binding upon Unitholders personally. Notwithstanding the terms of the Arctic Royalty Trust Indenture, Unitholders may not be protected from liabilities of the Trust to the same extent a shareholder is protected from the liabilities of a corporation. Personal liability may also arise in respect of claims against the Trust (to the extent that claims are not satisfied by the Trust) that do not arise under contracts, including claims in tort, claims for taxes and possibly certain other statutory liabilities. The possibility of any personal liability to Unitholders of this nature arising is considered unlikely in view of the fact that the primary activity of the Trust will be to hold the NPI and all of the business operations in respect of the Arctic Resource will be carried on by other persons.
     The activities of the Trust will conducted, upon the advice of counsel, in such a way as to avoid as far as possible any material risk of liability to the Unitholders for claims against the Trust including by having contracts signed by or on behalf of the Trust include a provision that such obligations are not binding upon Unitholders personally.
     Issuance of Trust Units: The Arctic Royalty Trust Indenture will provide that Trust Units, including rights, warrants and other securities to purchase, to convert into or to exchange into Trust Units, may be created, issued, sold and delivered on such terms and conditions and at such times as the Trustee may determine.
     Cash Distributions: The Arctic Royalty Trust Indenture will provide that the Trustee may declare payable to the Unitholders all or any part of the net income of the Trust earned from the income generated under the Arctic Royalty Agreement, less all expenses and liabilities of the Trust due and accrued and which are chargeable to the net income of the Trust. It is expected that following First Commercial Production, cash distributions will be made monthly to Unitholders.

     Meetings of Unitholders: The Arctic Royalty Trust Indenture will provide that meetings of Unitholders must be called and held for, among other matters, the election or removal of the Trustee, the appointment or removal of the auditors of the Trust, the approval of amendments to the Arctic Royalty Trust Indenture (except as described under “Amendments to the Arctic Royalty Trust Indenture” below), the sale of the property of the Trust as an entirety or substantially as an entirety, and the commencement of winding-up the affairs of the Trust. Meetings of Unitholders will be called and held annually for, among other things, the election of the directors of the Managing Subsidiary, if any, referred to under “Delegation of Authority, Administration and Trust Governance” below and the appointment of the auditors of the Trust.
     The Arctic Royalty Trust Indenture will provide that meeting of Unitholders may be convened at any time and for any purpose by the Trustee and must be convened, except in certain circumstances, if requisitioned by the holders of not less than 20% of the Trust Units then outstanding by a written requisition. A requisition, among other things, will be required to state in reasonable detail the business purpose for which the meeting is to be called.
     Unitholders will be entitled to attend and vote at all meetings of Unitholders either in person or by proxy and a proxyholder need not be a Unitholder. Two persons present in person or represented by proxy and representing in the aggregate at least 5% of the votes attaching to all outstanding Trust Units shall constitute a quorum for the transaction of business at all such meetings.
     The Trust Indenture will contain provisions as to the notice required and other procedures with respect to the calling and holding of meetings of Unitholders in accordance with the requirements of applicable laws.
     Special Resolution of Unitholders: A Special Resolution of Unitholders means a resolution proposed to be passed as a special resolution at a meeting of Unitholders (including an adjourned meeting) duly convened for the purpose and held in accordance with the provisions of the Arctic Royalty Trust Indenture at which two or more holders of at least 5% of the aggregate number of Trust Units then outstanding are present in person or by proxy and passed by the affirmative votes of the holders of not less than 66 2/3% of the Trust Units represented at the meeting and voted on a poll upon such resolution.
     Reporting to Unitholders: The financial statements of the Trust will be audited annually by an independent recognized firm of chartered accountants. The audited financial statements of the Trust, together with the report of such chartered accountants, will be mailed by the Trustee to Unitholders and the unaudited interim financial statements of the Trust will be mailed to Unitholders within the periods prescribed by securities legislation.
     Takeover Bids: The Arctic Royalty Trust Indenture will contain provisions to the effect that if a takeover bid is made for the Trust Units and not less than 90% of the Trust Units (other than Trust Units held at the date of the takeover bid or on behalf of the offeror or associates or affiliates of the offeror) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Trust Units held by Unitholders who did not accept the takeover bid on the terms offered by the offeror.
     The Trustee: The Trustee will be responsible for, among other things, accepting subscriptions for Trust Units and issuing Trust Units pursuant thereto and maintaining the books and records of the Trust and providing timely reports to Unitholders. The Arctic Royalty Trust Indenture will provide that the Trustee shall exercise its powers and carry out its functions thereunder as Trustee honestly, in good faith and in the best interests of the Trust and Unitholders and, in connection therewith, shall exercise that degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.
     The initial term of the Trustee’s appointment will be until the third annual meeting of Unitholders. The Unitholders shall, at the third annual meeting of Unitholders, re-appoint, or appoint a new successor to the Trustee for an additional three year term, and thereafter, the Unitholders shall reappoint or appoint a successor to the Trustee at the annual meeting of Unitholders three years following the reappointment or appointment of the successor to the Trustee. The Trustee may also be removed by Special Resolution of the Unitholders. Such resignation or removal will become effective upon the acceptance or appointment of a successor trustee.

     Delegation of Authority, Administration and Trust Governance: The Trustee may incorporate, appoint the first directors of and delegate to a subsidiary (the “Managing Subsidiary”) responsibility for any and all matters relating to the following: (i) ensuring compliance with all applicable laws by the Trust; (ii) all matters relating to the content of any documents prepared to comply with continuous disclosure obligations of the Trust, the accuracy of the disclosure contained therein, and the certification thereof; (iii) all matters concerning the terms of, and amendment from time to time of the material contracts of the Trust; and (iv) all matters relating to the specific powers and authorities as set forth in the Trust Indenture.
     Liability of the Trustee: The Trustee, its directors, officers, employees, shareholders and agents shall not be liable to any Unitholder or any other person, in tort, contract or otherwise, in connection with any matter pertaining to the Trust or the property of the Trust, arising from the exercise by the Trustee of any powers, authorities or discretion conferred under the Arctic Royalty Trust Indenture, including, without limitation, relying on the subsidiary referred to under “Delegation of Authority, Administration and Trust Governance” above, any action taken or not taken in good faith in reliance on any documents that are, prima facie, properly executed, any depreciation of, or loss to, the property of the Trust incurred by reason of the sale of any assets, any inaccuracy in any evaluation provided by any appropriately qualified person, any reliance on any such evaluation, any action or failure to act of the Managing Subsidiary, or any other person to whom the Trustee has, with the consent of the Managing Subsidiary, delegated any of its duties thereunder, or any other action or failure to act (including failure to compel in any way any former trustee to redress any breach of trust or any failure by the Managing Subsidiary to perform its duties under or delegated to it under the Arctic Royalty Trust Indenture or any other contract), including anything done or permitted to be done pursuant to, or any error or omission relating to, the rights, powers, responsibilities and duties conferred upon, granted, allocated or delegated to the Managing Subsidiary thereunder or the act of agreeing to the conferring upon, granting, allocating and delegating any such rights, powers, responsibilities and duties to the Managing Subsidiary in accordance with the terms of the Arctic Royalty Trust Indenture, unless and to the extent such liabilities arise out of the gross negligence, wilful default or fraud of the Trustee or any of its directors, officers, employees, shareholders or agents. If the Trustee has retained an appropriate expert or adviser or legal counsel with respect to any matter connected with its duties under the Arctic Royalty Trust Indenture or any other contract, the Trustee may act or refuse to act based on the advice of such expert, adviser or legal counsel, and notwithstanding any other provision of the Arctic Royalty Trust Indenture, the Trustee shall not be liable for and shall be fully protected from any loss or liability occasioned by any action or refusal to act based on the advice of any such expert, adviser or legal counsel. In the exercise of powers, authorities or discretion conferred upon the Trustee under the Arctic Royalty Trust Indenture, the Trustee is and shall be conclusively deemed to be acting as Trustee of the assets of the Trust and shall not be subject to any personal liability for any debts, liabilities, obligations, claims, demands, judgements, costs, charges or expenses against or with respect to the Trust or the property of the Trust. In addition, the Arctic Royalty Trust Indenture will contain other customary provisions limiting the liability of the Trustee.
     Amendments to the Arctic Royalty Trust Indenture: The Arctic Royalty Trust Indenture will provide that it may be amended or altered from time to time by Special Resolution and that the Trustee may, without the approval of any of the Unitholders, amend the Arctic Royalty Trust Indenture for the purpose of:
(a)	ensuring the Trust’s continuing compliance with applicable laws or requirements of any governmental agency or authority;

(b)	ensuring that such additional protection is provided for the interests of Unitholders as the Trustee may consider expedient;

(c)	removing or curing any conflicts or inconsistencies between the provisions of the Arctic Royalty Trust Indenture or any supplemental indenture and any other agreement of the Trust or regulation of any jurisdiction, provided that in the opinion of the Trustee the rights of the Trustee and of the Unitholders are not prejudiced thereby; and

(d)	curing, correcting or rectifying any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions, provided that in the opinion of the Trustee the rights of the Trustee and of the Unitholders are not prejudiced thereby.

     Termination of the Trust: The Unitholders may vote to terminate the Trust by a Special Resolution of Unitholders at any meeting of the Unitholders duly called for that purpose.
     Unless the Trust is earlier terminated or extended by vote of the Trust Unitholders, the Trustee shall commence to wind-up the affairs of the Trust on the earlier of (i) depletion of the Arctic Resource and the payment of the associated NPI Revenue, and (ii) December 31, 2099. In the event that the Trust is wound-up, the Trustee will sell and convert into money the property of the Trust in one transaction or in a series of transactions at public or private sale and do all other acts appropriate to liquidate the property of the Trust, and shall in all respects act in accordance with the directions, if any, of the Unitholders in respect of termination authorized pursuant to the Special Resolution authorizing the termination of the Trust. After paying, retiring or discharging or making provision for the payment, retirement or discharge of all known liabilities and obligations of the Trust and providing for indemnity against any other outstanding liabilities and obligations, the Trustee shall distribute the remaining part of the proceeds of the sale of the assets together with any cash forming part of the property of the Trust, rateably among the Unitholders.
The Arctic Royalty Agreement
     Canadian Superior will enter into the Arctic Royalty Agreement with the Arctic Royalty Trust prior to the time of the exchange of the Special Exchangeable Shares for ARTs pursuant to which it will grant to the Arctic Royalty Trust the NPI.
The Arctic Royalty Agreement will include provisions to the following effect:
1.	create the NPI in favour of the Trust determined after the payment of all costs and expenses (including development, operation, administrative and reclamation costs) attributable to the exploration, development and operation of the Arctic Resource;

2.	provide for payment of the NPI Revenue to the Trust;

3.	provide that the Trust shall be provided with at least the same information relating to the Arctic Resource as is provided by Canadian Superior to its shareholders and at the same time that such information is provided to Canadian Superior shareholders;

4.	provide that the term of the Arctic Royalty Agreement will be until after depletion of the Arctic Resource and payment of the associated NPI Revenue;

5.	provide that neither the Trust nor Unitholders shall have liability in respect of any costs or expense to be incurred in respect of the exploitation of the Arctic Resource; and

6.	provide that the Arctic Resource cannot be disposed of by Canadian Superior unless such disposition is subject to the assumption by the acquiror of all obligations of Canadian Superior under the Arctic Royalty Agreement.
4.2 CONDITIONS OF THE OFFER
     Section 4 of the Original Offer, “Conditions of the Offer”, is restated in its entirety as follows:
     “4. CONDITIONS OF THE OFFER
     Notwithstanding any other provision of the Offer, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for any Common Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)	the Offeror shall have determined, in its reasonable judgment, that all requisite regulatory approvals, orders, notices, consents and expiries of waiting periods (including, without limitation, those of any Securities Authorities) shall have been obtained or occurred on terms and conditions satisfactory to the Offeror in its sole discretion, acting reasonably, and all applicable statutory or regulatory waiting periods shall have expired or been terminated and no objection or opposition shall have been filed, initiated or made by any governmental agency or regulatory authority during any applicable statutory or regulatory period which shall not have been withdrawn, defeated or overcome;

(b)	the Offeror shall have determined in its reasonable judgment that:
(i)	no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in Canada or elsewhere, whether or not having the force of law, and

(ii)	no law, regulation or policy (including applicable tax laws and regulations in those jurisdictions in which Canada Southern carries on business) shall have been proposed, enacted, promulgated, amended or applied, which in either case, in the sole judgment of the Offeror, acting reasonably:
(A)	has the effect or may have the effect of cease trading the Common Shares, or enjoining, prohibiting or imposing material limitations, damages or conditions on the Offer, or the purchase by, or the sale to, the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares; or

(B)	would be expected to have a Material Adverse Effect on the ability to complete any Compulsory Acquisition or any Subsequent Acquisition Transaction;
(c)	the Offeror shall have determined in its reasonable judgment that there does not exist any prohibition at law against the Offeror making the Offer or taking up and paying for all of the Common Shares under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction in respect of any Common Shares not acquired under the Offer;

(d)	the Offeror shall have determined in its reasonable judgment that Canada Southern has not suffered or incurred any Material Adverse Effect and that no result, occurrence, fact, change, event or effect has occurred which, individually or in the aggregate, could be expected to cause Canada Southern to suffer or incur a Material Adverse Effect;

(e)	the Offeror shall have determined in its reasonable judgment that neither Canada Southern nor any of its affiliates or associates has taken or proposed to take any action, or publicly disclosed that it intends to take any action, and the Offeror shall not have otherwise learned of any previous action taken by Canada Southern or any of its affiliates or associates or any material fact which had not been publicly disclosed, which, in the sole judgment of the Offeror, acting reasonably, might make it inadvisable for the Offeror to proceed with the Offer and/or with taking up and paying for all of the Common Shares under the Offer or completing a Compulsory Acquisition or any Subsequent Acquisition Transaction, or that would be materially adverse to the business of Canada Southern or its subsidiaries taken as a whole or to the value of the Common Shares to the Offeror; including any action with respect to any agreement, proposal, offer or understanding relating to any material sale, disposition or other dealing with any of the assets or contracts (including operatorships) of Canada Southern or any of its subsidiaries (other than any such sale, disposition or other dealing between Canada Southern and any wholly-owned subsidiary of Canada Southern), any issue of shares (other than in connection with the exercise of options outstanding on the date hereof), options or other securities of Canada Southern to any person other than a wholly-owned subsidiary of Canada Southern, the declaration or payment of dividends or other distributions or payments, any material acquisition from a third party of assets or securities by Canada Southern or any of its subsidiaries, any take-over bid (other than the Offer), amalgamation, statutory arrangement, capital reorganization, merger, business combination or similar transaction involving Canada Southern or any of its subsidiaries, any material capital expenditure by Canada Southern or any of its subsidiaries not in the ordinary course of business, any change of a material nature to the compensation paid by Canada Southern or its subsidiaries to their directors, officers or employees, or any action with respect to any agreement or arrangement with its directors, officers or employees with respect to change of control or severance arrangements;

(f)	the Offeror shall have determined in its reasonable judgment that there shall not have occurred any actual or threatened change of any nature whatsoever (including any proposal by the Minister of Finance (Canada) to amend the Income Tax Act (Canada), as amended, or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the sole judgment of the Offeror, acting reasonably, directly or indirectly, has or may have material adverse significance with respect to the business or operations of Canada Southern or its subsidiaries taken as a whole, or with respect to the regulatory regime applicable to their businesses and operations or with respect to completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

(g)	the Offeror shall have determined in its reasonable judgment that no covenant, term or condition exists in any instrument or agreement to which Canada Southern or any of its subsidiaries is a party or to which they or any of their assets are subject (including, but not limited to, any default that might ensue as a result of the Offeror taking-up and paying for Common Shares deposited under the Offer) which might make it inadvisable for the Offeror to proceed with the Offer or to take up and pay for Common Shares deposited under the Offer;

(h)	the Offeror shall have determined in its reasonable judgment that there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States or Canadian national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Canada, (iv) any limitation (whether or not mandatory) by any United States or Canadian governmental or regulatory authority on the extension of credit by banks or other financial institutions, or (v) in the case of any of the foregoing existing as of the date of the Offer, a material acceleration or worsening thereof;

(i)	the Offeror shall have determined in its reasonable judgment that no material right, franchise or licence of Canada Southern or of any of its subsidiaries has been impaired (or threatened to be impaired) or adversely affected (or threatened to be adversely affected), whether as a result of the making of the Offer, the taking-up and paying for Common Shares deposited under the Offer or otherwise, and no other change or event has occurred which might make it inadvisable for the Offeror to proceed with the Offer or with taking-up and paying for Common Shares deposited thereunder; and

(j)	the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Canada Southern with any securities commission or similar securities regulatory authority or other governmental regulatory authority in any of the provinces or territories of Canada or with the SEC, including, without limitation, any annual information form, financial statements, material change report, press release or management proxy circular or in any documents so filed or released by Canada Southern to the public which, in the reasonable judgment of the Offeror, has or may have a Material Adverse Effect on Canada Southern or which, if the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction were consummated, would or could have a Material Adverse Effect on the Offeror, Canadian Superior or Canada Southern.
     In addition, it shall be a condition to the payment of the Participating Consideration to Shareholders who have properly elected to receive the Participating Consideration that at least two-thirds of the outstanding Common Shares, calculated on a fully-diluted basis, have been deposited to the Offer and not withdrawn at the time the Offeror first takes up and pays for Common Shares deposited under the Offer.
     In addition, it shall be a condition to the payment of the Participating Consideration to Shareholders who have properly elected to receive the Participating Consideration that no other offeror takes up and pays for 50.1% or more of the Common Shares prior to the Expiry Time.
     The foregoing conditions are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time prior to the Expiry Time. In addition, the Offeror may, in its sole discretion, waive or vary any term or condition of the Offer, in whole or in part at any time and from time to time prior to the Expiry Time, without prejudice to any other rights which the Offeror may have.
     The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to be a waiver of any such right and each such right shall be deemed an ongoing right which may be exercised or asserted at any time and from time to time.
     Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Calgary, Alberta. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in Section 12 of the Original Offer, “Notice”, and shall provide a copy of the aforementioned notice to the TSX and NASDAQ. If the Offer is withdrawn, the Offeror shall not be obligated to take up and pay for any of the Common Shares deposited under such Offer and all certificates for deposited Common Shares, Letters of Transmittal, Amended Letter of Transmittal and Election Forms, Notices of Guaranteed Delivery, Amended Notices of Guaranteed Delivery and related documents will promptly be returned at the Offeror’s expense to the parties by whom they were deposited.”
4.3 CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
     The principal Canadian federal income tax considerations for Shareholders who receive the Original Consideration are generally as set out in Section 13 of the Circular, “Canadian Federal Income Tax Considerations”. The principal Canadian federal income tax considerations for Shareholders who receive the Participating Consideration are generally as set out in the Original Offer, except that:
(a)	for Shareholders resident or deemed to be resident in Canada for purposes of the Tax Act and Non-Resident Shareholders whose Common Shares constitute “taxable Canadian property”, in determining such holders’ capital gain or capital loss on the disposition of their Common Shares, such holders’ proceeds of disposition will include the fair market value of the Special Exchangeable Shares received by them;

(b)	for Shareholders resident or deemed to be resident in Canada for purposes of the Tax Act and Non-Resident Shareholders whose Special Exchangeable Shares constitute “taxable Canadian property”, on the exchange of the Special Exchangeable Shares for Trust Units, such holders will, in general, realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of the Special Exchangeable Shares exceeds (or is less than) the holder’s adjusted cost base of the Special Exchangeable Shares and any reasonable costs associated with the disposition. For these purposes, the proceeds of disposition will generally be the fair market value of the Trust

Units received on the exchange. The taxation of such capital gains and capital losses is as described in the Original Offer for capital gains and capital losses arising on the disposition of Common Shares. Non-Resident Shareholders whose Special Exchangeable Shares do not constitute “taxable Canadian property” will generally not be subject to taxation in Canada in respect of the exchange of their Special Exchangeable Shares for Trust Units; and

(c)	the tax treatment of the Trust and its unitholders is complex and is only described in summary fashion below. The taxation of distributions, if any, in respect of the Trust Units will depend upon the provisions of the Tax Act at the time that such distributions are made by the Trust. Shareholders are urged to consult their own tax advisors respecting the taxation of the Trust and its unitholders.
Status of the Trust
     Counsel has been advised that Canadian Superior intends that the Trust will qualify as a “unit trust” and a “mutual fund trust” as defined by the Tax Act and this summary assumes that the Trust will qualify as a mutual fund trust at all relevant times. In order to qualify as a mutual fund trust, the Trust, among other things, cannot, and may not at any time, reasonably be considered to be established or maintained primarily for the benefit of non-resident persons unless at all times since its formation, all or substantially all of its property has consisted of property other than “taxable Canadian property” (as defined in the Tax Act). In addition, the undertaking of the Trust must be restricted to the investing of its funds in property (other than real property or an interest in real property), the acquiring, holding, maintaining, improving, leasing or managing of any real property (or interest in real property) that is capital property of the Trust, or a combination of these activities. Under the current provisions of the Tax Act, the Net Profits Interest would not be considered to be taxable Canadian property and accordingly it is anticipated that the Trust would satisfy this particular requirement referred to above. Pursuant to draft legislation released by the Department of Finance (Canada) on September 16, 2004, it was proposed that a trust would cease to qualify as a mutual fund trust if, among other things, more than 10% of the fair market value of the trust’s property was “specified property” which, for these purposes, would include the fair market value of the Net Profits Interest. Under those draft proposals, the Trust would likely not qualify as a mutual fund trust. Since the introduction of these draft proposals, the Department of Finance (Canada) has indicated that further discussions would be pursued with the private sector concerning the appropriate Canadian tax treatment of persons who are not residents of Canada investing through mutual fund trusts. There can be no assurance that these draft proposals will be enacted in their present form, if at all, or if enacted, the effect on the status of the Trust.
     Counsel understands that the Trust Indenture will contain certain restrictions on the Trust’s activities and its powers, such that it is reasonable to expect that the current requirements of the Tax Act discussed above will be satisfied. If the Trust were not to qualify as a mutual fund trust at any particular time, the income tax consequences would be materially different in certain respects from those described herein.
Taxation of the Trust
     The Trust will be subject to taxation in each taxation year on its income for the year less the portion thereof that is paid or payable in the year to the Unitholders and which is deducted by the Trust in computing its income for purposes of the Tax Act. The taxation year of the Trust will generally end on December 31 of each year.
     In computing its income, the Trust will generally be entitled to deduct reasonable administrative expenses incurred to earn income. The Trust will be entitled to deduct the costs incurred by it in connection with the issuance of the Trust Units on a five-year, straight-line basis. Acquisitions or dispositions of Canadian resource properties, which includes the Net Profits Interest, will result in increases or decreases in the Trust’s cumulative Canadian oil and gas property expense (“COGPE”). The Trust may deduct up to 10% of its cumulative COGPE annually on a declining balance basis (subject to proration for short taxation years). If the Trust’s COGPE is less than zero at the end of a taxation year, such negative amount must be included in income. The Trust may also deduct amounts which become payable by it to the Unitholders in the year, to the extent that the Trust has net income for the year after the inclusions and deductions outlined above. An amount will be considered to have become payable to a Unitholder in a taxation year only if it is paid in the year by the Trust or the Unitholder is entitled in that year to enforce payment of the amount. It is expected that under the Trust Indenture, net income of the Trust for each year will be paid or made payable by way of cash distributions to the Unitholders.
     Counsel expects that the Arctic Royalty Trust Indenture will provide that the Trust will deduct, in computing its income and taxable income, the full amount available for deduction in each year. Accordingly, it is expected that the Trust will not be liable for any material amount of tax under the Tax Act. However, no assurance can be given in this regard.
Taxation of Unitholders Resident in Canada
     Income From Trust Units
     A Unitholder who is resident in Canada for the purposes of the Tax Act generally will be required to include in computing income for a particular taxation year of the Unitholder such portion of the net income of the Trust for a taxation year as is paid or becomes payable to the Unitholder in that particular taxation year. Any loss of the Trust for the purposes of the Tax Act cannot be allocated to, and cannot be treated as, a loss of a Unitholder.
     Disposition of Trust Units
     Upon the disposition or deemed disposition by a Unitholder of a Trust Unit, the Unitholder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition exceeds (or is less than) the Unitholder’s adjusted cost base of the Trust Unit and any reasonable costs of disposition. The taxation of capital gains and capital losses is set out in the Original Offer under “Canadian Federal Income Tax Considerations — Shareholders Resident in Canada”.
Taxation of Non-Resident Unitholders
     This portion of the summary is generally applicable to a Shareholder who at all relevant times is not a resident of Canada, or deemed to be a resident of Canada under the Tax Act or under an applicable bilateral tax treaty (a “Non-Resident Unitholder”).
     Income From Trust Units
     Generally, all amounts that the Trust pays or credits, or is deemed to pay or credit, to a Non-Resident Unitholder which otherwise would be included in the income of such Non-Resident Unitholder (determined in accordance with the Tax Act) will be subject to Canadian withholding tax at a rate of 25% of the gross amount thereof, unless such rate is reduced under an applicable income tax convention. The rate of withholding tax is reduced to 15% where such distributions are paid or credited, or deemed to be paid or credited, to those Non-Resident Unitholders who are residents of the United States for the purposes of the Canada-United States Income Tax Convention, as amended.
     The proportionate share of any distribution which is in excess of a distribution of the Trust’s income will generally be subject to an additional Canadian withholding tax of 15% under Part XIII.2 of the Tax Act if, at the time of the distribution, the Trust Units are listed on a prescribed stock exchange and the value of the Trust Units is primarily attributable to real property situated in Canada, Canadian resource property (which includes the Net Profits Interest) or timber resource property. If a subsequent disposition of a Trust Unit results in a capital loss to a Non-Resident Unitholder, a refund of the 15% Canadian withholding tax is available in limited circumstances, subject to the filing of a special Canadian tax return. A Non-Resident Unitholder will not be required to report any such distribution in a Canadian tax return and such distribution will not reduce the adjusted cost base of the Trust Units.
     Disposition of Trust Units
     A disposition of Trust Units by a Non-Resident Unitholder will only be subject to taxation in Canada if the Trust Units are considered to be “taxable Canadian property” of the holder. A Trust Unit will generally not be considered to be taxable Canadian property of a Non-Resident Unitholder unless either: (i) at any time during the 60 month period that ends at the time of the disposition of such Trust Unit, 25% or more of the issued Trust Units were owned by the Non-Resident Unitholder, by persons with whom the Non-Resident Unitholder did not deal at arm’s length or by any combination thereof; or (ii) at the time of disposition, the Trust is not a “mutual fund trust” as defined in the Tax Act. The taxation of capital gains and capital losses realized by non-residents of Canada is set out in the Original Offer under “Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada”.
4.4 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     This summary describes the material United States federal income tax consequences generally applicable to a United States Shareholder, as defined below, who disposes of Common Shares pursuant to the Offer or pursuant to the transactions described under the heading “Acquisition of Common Shares Not Deposited” in Section 13 of the Original Offer (collectively, the “Transaction”). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final United States Treasury Regulations promulgated thereunder, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that the Common Shares and the Special Exchangeable Shares, if any, and Trust Units, if any, are held by a United States Shareholder as a capital asset within the meaning of Section 1221 of the Code.
     A United States Shareholder is a beneficial owner of Common Shares who is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or that was in existence on August 20, 1996 and that has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular United States Shareholder in light of the holder’s personal investment circumstances, or those holders of Common Shares subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and non-resident alien individuals), or holders who hold Common Shares as part of a hedging, straddle, conversion, synthetic security or other integrated transaction. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a Shareholder. Shareholders are urged to consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the sale of their Common Shares pursuant to the Transaction.
     If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is the beneficial owner of Common Shares, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax considerations applicable to them.
     THE FOREGOING DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE RECEIPT OF CASH, CANADIAN SUPERIOR SHARES AND SPECIAL EXCHANGEABLE SHARES IN EXCHANGE FOR COMMON SHARES PURSUANT TO THE TRANSACTION.

Sale of Common Shares Pursuant to the Offer
     Except as noted below in the discussion of the passive foreign investment company rules, a United States Shareholder who disposes of Common Shares in the Transaction will recognize gain or loss for United States federal income tax purposes to the extent that the aggregate of the cash, the fair market value of Canadian Superior Shares and the fair market value of the Special Exchangeable Shares, if any, received by such holder exceeds (or is less than) such holder’s adjusted tax basis in the Common Shares disposed of. Gain or loss will be calculated separately for each block of Common Shares (i.e., Common Shares acquired at the same cost in a single transaction) sold in the Transaction. Such gain or loss will be a long-term capital gain or loss if the Common Shares have been held by such United States Shareholder for more than one year at the effective time of the Transaction and will be a short-term capital gain or loss if such Common Shares have been held for one year or less. Long-term capital gains of non-corporate shareholders are generally subject to a maximum United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitation.
Considerations Relating to the Passive Foreign Investment Company Rules
     A non-United States corporation will be a passive foreign investment company or “PFIC” in any taxable year in which either 75% or more of its gross income consists of certain specified types of “passive income” or the average percentage of its assets (generally by value) that produce or are held for the production of passive income is at least 50%. If Canada Southern had been a PFIC for any taxable year in which Common Shares were held by a United States Shareholder, such United States Shareholder could be required to treat any gain recognized on the surrender of Common Shares for cash, the fair market value of the Canadian Superior Shares and the fair market value of Special Exchangeable Shares, if any, pursuant to the Transaction as ordinary income and pay an interest charge on the value of the deferral of their United States federal income tax attributable to such gain, subject to certain mitigation rules. In its public filings, Canada Southern did not indicate whether it expected to be classified as a PFIC for United States federal income tax purposes. Because the PFIC rules are complex and because the impact of those rules on the United States federal income tax treatment of a disposition of Common Shares by a United States Shareholder may be significant, United States Shareholders are urged to discuss the potential application of the PFIC rules with their tax advisors.
Information Reporting and Backup Withholding
     Information returns may be required to be filed with the Internal Revenue Service relating to payments made to particular United States Shareholders. In addition, United States Shareholders may be subject to a backup withholding tax (currently at a rate of 28%) on such payments if they do not provide their taxpayer identification numbers in the manner required, or otherwise fail to comply with applicable backup withholding tax rules. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the United States Shareholder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.
Tax Consequences of Owning Trust Units for United States Federal Income Tax Purposes
     Canadian Superior expects that the Trust will be classified as a trust and not an association taxable as a corporation for United States federal income tax purposes. The following discussion assumes that the Trust will be characterized as a trust (and not as a grantor trust) for United States federal income tax purposes.
Exchange of Special Exchangeable Shares. Generally, a United States Shareholder that exchanges its Special Exchangeable Shares for Trust Units will recognize gain (but not loss) for United States federal income tax purposes to the extent that the fair market value of the Trust Units received exceeds such holder’s adjusted tax basis in the Special Exchangeable Shares so transferred.
Distributions of Trust Income. Generally, a United States Shareholder will be required to include in its gross income the amount of income the Trust is required to distribute to such shareholder for United States federal income tax purposes (generally the United States Shareholder’s pro rata share of the Trust’s distributable net income for the taxable year), regardless of whether such income is actually distributed to such shareholder during the taxable year.

Amounts distributed by the Trust to United States Shareholders will be characterized for United States federal income tax purposes in the same manner as such income would have been characterized for United States federal income tax purposes in the hands of the Trust.
Disposition of Trust Units. Upon the sale or other disposition of the Trust Units, a United States Shareholder will recognize gain (or loss) for United States federal income tax purposes to the extent that the proceeds (including the amount of cash and the fair market value of any property received) exceeds (or is less than) such United States Shareholder’s adjusted tax basis in the Trust Units that are sold or disposed of. Such gain or loss will be a long-term capital gain or loss if the Trust Units have been held by such United States Shareholder for more than one year at the time of the disposition and will be a short-term capital gain or loss if such Trust Units have been held for one year or less. Long-term capital gains of non-corporate shareholders are generally subject to a maximum United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitation.
Information Reporting Requirements. Each United States Shareholder is required to file with the Internal Revenue Service information returns on Form 3520 for the taxable year in which, among other things, the United States Shareholder exchanges its Special Exchangeable Shares for Trust Units and for each taxable year in which it receives (directly or indirectly) any distributions from the Trust. Penalties equal to 35% of the gross value of the Special Exchangeable Shares exchanged for Trust Units and 35% of the gross value of distributions received from the Trust, as applicable, will apply to any United States Shareholder that fails to timely file Form 3520 with the Internal Revenue Service. Furthermore, a United States Shareholder who fails to file Form 3520 within 90 days after the date on which the Internal Revenue Service mails notice of such failure to such United States Shareholder would be liable for a penalty (in addition to the penalty described in the immediately preceding sentence) of $10,000 for each 30-day period (or fraction thereof) during which such failure continues after the expiration of such 90-day period, provided that in no event would the aggregate penalties exceed the gross reportable amount. Canadian Superior currently intends to cause the Trustee to timely file with the Internal Revenue Service Form 3520-A for each taxable year it is required to do so.
4.5 OTHER AMENDMENTS
     The following amendments to the Original Offer are being made (a) in response to comments received from the SEC in respect of the Offeror’s Schedule TO filed in connection with the Original Offer, as is typical for offers subject to the United States tender offer requirements, and (b) to reflect that the Rights Plan has been waived by the Board of Directors of Canada Southern.
     The first paragraph under the heading “Summary Term Sheet” in the Original Offer is amended and restated in its entirety as follows:
     “The following are some of the questions that you, as a Shareholder of Canada Southern, may have and the answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the Offer Documents. Therefore, we urge you to carefully read the Offer Documents in their entirety prior to making any decision regarding whether or not to tender your Common Shares. We have included cross-references in this summary term sheet to other sections of the Offer and Circular where you will find more complete descriptions of the topics mentioned in this summary term sheet. Unless otherwise defined in this summary term sheet, capitalized terms have the meanings assigned to them in the Glossary.”
     The paragraph under the subheading “Summary—Conditions” in the Original Offer is amended and restated in its entirety as follows:
     “Notwithstanding any other provision of the Offer, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer unless all of the conditions set forth in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived by the Offeror. The Offer is not conditional upon there being validly deposited under the Offer and not withdrawn any minimum number of the outstanding Common Shares. All of such conditions are for the exclusive benefit of the Offeror and may be waived by it, in whole or in part, at any time and from time to time prior to the Expiry Time without prejudice to any other rights that the Offeror may have. See Section 4 of the Offer, “Conditions of the Offer”.”

     Section 10 of the Original Offer, “Shareholder Rights Plan”, is deleted in its entirety.
     The third paragraph of Section 15 of the Original Offer, “Other Terms”, is restated in its entirety as follows:
     “The Offeror shall be entitled to make a determination of all questions relating to the interpretation of this Notice, the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of this Offer and any withdrawals of Common Shares, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Common Shares or notice of withdrawal of Common Shares, and the due completion and execution of the Letters of Transmittal and Notices of Guaranteed Delivery. The Offeror reserves the right to waive any defect in acceptance with respect to any particular Common Share or any particular Shareholder. There shall be no obligation on the Offeror, the Depositary or the U.S. Forwarding Agent to give notice of any defects or irregularities in acceptance and no liability shall be incurred by any of them for failure to give any such notification.”
5. RISK FACTORS
     An investment in Canadian Superior Shares and the business combination with Canada Southern is subject to a high degree of risk. In assessing the Offer, Shareholders should carefully consider the risks described in the revised annual information form of Canadian Superior, dated June 7, 2006, and Section 15 of the Original Offer, “Risk Factors”. In addition, receipt of the Participating Consideration under the Offer is subject to various risks. Shareholders considering making an election to receive the Participating Consideration should carefully consider the following risks.
Risks Relating to the Arctic Resource
     Development of the Arctic Resource depends on decisions by other parties and there are no announced plans to developed the Arctic Resource.
     Canada Southern’s interest in the Arctic Islands consists of a combination of working interests and carried interests. To the extent that neither Canada Southern nor Canadian Superior is the operator of such interests, the exploitation of such resources is dependent upon decisions made by other parties.
     At present, there are no announced plans to develop the Arctic Resource. Any future development of the Arctic Resource is dependent upon market conditions, exploration and development decisions made by other entities, the future development of transportation facilities and other infrastructure, the development of which is uncertain and outside the control of Canadian Superior. Canada Southern states in its Annual Information Form for the year ended December 31, 2005 that it expects “that minimal exploration, development and producing activity will occur in the Arctic region over the foreseeable future.” If development of the Arctic Resource does not progress, the value of the Special Exchangeable Shares and the underlying Arctic Royalty Trust Units will decrease and may amount to nothing.
     There may be less natural gas underlying the Arctic Resource than currently anticipated.
     Based on available information and its own internal estimates, Canada Southern has estimated that the Arctic Resource contains approximately 927 bcfe of natural gas, net to Canada Southern. The Arctic Resource, however, has not been previously disclosed as part of Canada Southern’s NI 51-101 reported reserves. Based on its public filings, it appears that Canada Southern’s estimate of the marketable gas resource underlying the Arctic Resource is based entirely on third-party studies, internal company analyses and information that Canada Southern has obtained from Petro-Canada and the National Energy Board of Canada. Any significant inaccuracies in these studies or analyses could materially affect the estimated quantities and present value of natural gas underlying the Arctic Resource. There can be no assurance that Canada Southern’s estimate of the amount of natural gas underlying the Arctic Resource is accurate.

     There can be no assurance that a successful drilling program will be established at the Arctic Resource.
     Future operations, if any, at the Arctic Resource may be curtailed, delayed or cancelled as a result of numerous factors, including:
•	the inability to access surface topography;

•	mineral lease title deficiencies;

•	the inability to obtain necessary environmental and other governmental approvals and permits;

•	poor weather conditions;

•	shortages or delays in sourcing qualified personnel;

•	shortages or delays in the delivery of equipment; and

•	lack of available financing on acceptable terms or at all.
     The costs, timing and complexities of the exploration and development, if any, of the Arctic Resource are augmented by the remote location of the Arctic Resource.
     The cost of developing the Arctic Resource may be much greater than initially anticipated.
     Canada Southern has stated that any development of the discovered natural gas resources in the Arctic Resource would be a multi-billion dollar project. Drilling hazards or environmental damage could greatly increase the cost of developing the Arctic Resource, as could adverse geological or political conditions.
     Even if developed, a drilling program at the Arctic Resource may prove commercially unprofitable for Canadian Superior.
     Oil and gas development is a high risk and speculative business and there can be no assurance to Shareholders that any drilling program established by Canadian Superior at the Arctic Resource will be commercially productive. The Arctic Resource may prove commercially unprofitable for Canadian Superior on account of, among other things, dry wells or producing wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.
     Changes in the market price of natural gas, which in the past has fluctuated widely, may affect the value of the Arctic Resource.
     Canadian Superior’s profitability and long-term viability depend, in large part, upon the market price of oil and natural gas. Prices for natural gas and oil may fluctuate widely in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors that are beyond Canadian Superior’s control, including:
•	the domestic and foreign supply of natural gas and oil;

•	weather conditions;

•	the price of foreign imports;

•	overall domestic and global economic conditions;

•	terrorist attacks, military conflicts or natural disasters;

•	the level of demand and the price and availability of alternative fuels;

•	speculation in the commodity futures markets;

•	technological advances affecting energy consumption; and

•	approvals, proximity and capacity of natural gas and oil pipelines and other transportation facilities.
     A decrease in the market price of oil and natural gas could affect Canadian Superior’s ability to finance the development of the Arctic Resource. There can be no assurance that the market price of oil and natural gas will remain at current levels or that such prices will improve.

Risks Related to the Special Exchangeable Shares and the ARTs
     The ARTs do not represent a traditional investment.
     The ARTs will not represent a traditional investment in the oil and natural gas sector and should not be viewed by investors as shares in an oil and gas company. Unitholders will not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions. Unitholders may also not be protected from liabilities of the Trust to the same extent a shareholder is protected from the liabilities of a corporation. Furthermore, personal liability may arise in respect of claims against the Trust (to the extent that claims are not satisfied by the Trust) that do not arise under contracts, including claims in tort, claims for taxes and possibly certain other statutory liabilities.
     In addition, the ARTs will not be “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and will not be insured under the provisions of that Act or any other legislation. Furthermore, the Arctic Royalty Trust will not be a trust company and, accordingly, will not be registered under any trust and loan company legislation as it will not carry on and does not intend to carry on the business of a trust company.
     An active, liquid market for the Special Exchangeable Shares and the ARTs may not develop.
     There has been no public market for the Special Exchangeable Shares or the ARTs. Canadian Superior cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market in the Special Exchangeable Shares or the ARTs and it is possible that an active and liquid trading market will not develop or be sustained. Approval has not been granted to list the Special Exchangeable Shares or the ARTs on any stock exchange and there is no assurance that any such approval will be granted.
     The Special Exchangeable Shares and the ARTs may experience extreme price and volume fluctuations.
     The market price of the Special Exchangeable Shares and the ARTs may decline below the estimated value Canadian Superior is attributing to such securities and Shareholders electing to receive a Participating Interest under the Amended Offer may not be able to sell their Special Exchangeable Shares or ARTs at or above that price. Some companies that have had volatile market prices for their securities have had securities class action lawsuits filed against them. If a lawsuit were to be filed against Canadian Superior, regardless of the outcome, it could result in substantial costs and a diversion of management’s attention and resources. The trading price of the Special Exchangeable Shares and the ARTs may fluctuate in response to a number of events, including:
•	Canadian Superior’s quarterly operating results;

•	any announced plans relating to the Arctic Resource;

•	volatility in the natural gas market;

•	sales of Special Exchangeable Shares or ARTs by principal shareholders;

•	the failure of securities analysts to cover Canadian Superior and/or changes in financial forecasts and recommendations by securities analysts;

•	actions of Canadian Superior’s competitors;

•	general market, economic and political conditions; and

•	terrorist attacks, military conflicts or natural disasters.
     The Special Exchangeable Shares will rank junior to all of Canadian Superior’s liabilities to third party creditors in the event of a bankruptcy, liquidation or winding up of Canadian Superior.
     In the event of bankruptcy, liquidation or winding up of Canadian Superior, the company’s assets will be available to pay obligations on the Special Exchangeable Shares only after all of Canadian Superior’s liabilities have been paid. The Special Exchangeable Shares will effectively rank junior to all existing and future liabilities held by third party creditors. In the event of a bankruptcy, liquidation or winding up of Canadian Superior, there may not be sufficient assets remaining, after paying the company’s liabilities, to pay amounts due on any or all of the outstanding Special Exchangeable Shares.
     Canadian Superior has never paid dividends on the Canadian Superior Shares and has no present intention of paying dividends on the Special Exchangeable Shares.
     Canadian Superior has never paid dividends on the Canadian Superior Shares. Any decision to pay dividends in the future will be made by the Board of Directors of Canadian Superior and will be subject to earnings and financial requirements and other conditions prevailing at that time. Canadian Superior has no present intention of paying dividends on the Special Exchangeable Shares.
6. RECENT PRICE RANGES AND TRADING VOLUMES OF THE COMMON SHARES
     The Common Shares are listed and posted for trading on the TSX and NASDAQ. The Common Shares trade on the TSX under the symbol “CSW” and on NASDAQ under the symbol “CSPLF”. The following table sets forth the reported high and low sales prices and the cumulative volume of trading of the Common Shares on the TSX and NASDAQ for the periods indicated:
Toronto Stock Exchange

	Price Range
Period	High	Low	Trading Volume
	Cdn.$	Cdn.$
2006

June	14.22	9.47	657,116
July	16.17	12.51	247,135
August (1 - 4)	14.90	14.61	48,135

NASDAQ

	Price Range
Period	High	Low	Trading Volume
	U.S.$	U.S.$
2006

June	13.11	13.05	198,400
July	14.30	10.49	4,102,600
August (1 - 4)	13.11	12.95	622,258
     The closing trading price of the Common Shares on NASDAQ on August 4, 2006 was U.S.$13.02. The closing trading price of the Common Shares on the TSX on August 4, 2006 was Cdn.$14.74.

APPROVAL AND CERTIFICATE
     The contents of this Notice have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized by the Board of Directors of the Offeror and Canadian Superior.
     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer within the meaning of the Securities Act (Québec).
Dated: August 8, 2006

CANADIAN SUPERIOR ENERGY ACQUISITIONS INC.

(Signed) Richard Watkins	(Signed) Ross A. Jones
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) Charles Dallas	(Signed) Thomas J. Harp
Director	Director

CANADIAN SUPERIOR ENERGY INC.

(Signed) Gregory S. Noval	(Signed) Ross A. Jones
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) Charles Dallas	(Signed) Thomas J. Harp
Director	Director

The Depositary for the Offer is:
VALIANT TRUST COMPANY
Inquiries:
Toll Free (Canada): 1-866-313-1872
Email: inquiries@valianttrust.com
By Mail, Registered Mail, Hand or Courier
Calgary
310, 606 — 4th Street S.W.
Calgary, Alberta T2P 1T1
Attention: Reorganization Department
Toronto
c/o BNY Trust Company of Canada
Suite 1101, 4 King Street West
Toronto, Ontario M5H 1B6
The U.S. Forwarding Agent is:
THE BANK OF NEW YORK
By Mail, Registered Mail, Hand or Courier
101 Barclay Street
New York, New York 10286
Tel: 1-212-815-5552
The Information Agent is:
GEORGESON SHAREHOLDER

Toronto	New York
100 University Avenue 11th Floor, South Tower Toronto, Ontario M5J 2Y1	17 State Street 28th Floor New York, New York 10004
North America Toll Free: 1-866-779-3373
Any questions and requests for assistance may be directed by holders of Common Shares to the Depositary, the U.S.
Forwarding Agent or the Information Agent at their telephone numbers and addresses set forth above. Additional copies of this Notice, the Original Offer, the Circular, the Amended Letter of Transmittal and Election Form and the Amended Notice
of Guaranteed Delivery may be obtained from the Depositary, the U.S. Forwarding Agent or the Information Agent.